Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SOARING EAGLE ACQUISITION CORP.,

SEAC MERGER SUB INC.,

and

GINKGO BIOWORKS, INC.

dated as of May 11, 2021

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(continued)

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(continued)

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(continued)

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Company Stockholder Support Agreement
Exhibit D	Sponsor Support Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Certificate of Merger
Exhibit G	Form of Certificate of Incorporation of Surviving Company
Exhibit H	Form of Bylaws of Surviving Company

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of May 11, 2021 (this “Agreement”), is made and entered into by and among Soaring Eagle Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successor, “Acquiror”), SEAC Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and Ginkgo Bioworks, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Certain terms used in this Agreement have the respective meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, direct, wholly owned subsidiary of Acquiror incorporated for the purpose of effecting the Merger;

WHEREAS, subject to the conditions set forth in this Agreement, prior to the Closing, Acquiror will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by effecting the Domestication in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Cayman Islands Companies Act (the “Companies Act”);

WHEREAS, in connection with the Domestication, Acquiror will amend and restate its Governing Documents by (a) adopting and filing with the Delaware Secretary of State a certificate of incorporation substantially in the form attached to this Agreement as Exhibit A (the “Acquiror Delaware Charter”), which will, among other things, implement a dual-class stock structure wherein Acquiror’s common stock will consist of Acquiror Delaware Class A Shares, which will entitle the holders thereof to one vote per share on all voting matters, and Acquiror Delaware Class B Shares, which will carry economic rights (including dividend and liquidation rights) identical to those carried by the Acquiror Delaware Class A Shares but will entitle the holders thereof to ten votes per share on all voting matters (the “Dual-Class Stock Structure”), and (b) adopting bylaws substantially in the form attached to this Agreement as Exhibit B (the “Acquiror Delaware Bylaws”);

WHEREAS, at the Domestication Effective Time, by virtue of the Domestication, (a) each Acquiror Cayman Class B Share that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into an Acquiror Cayman Class A Share, (b) immediately following the conversion described in the preceding clause (a), each Acquiror Cayman Class A Share that is then issued and outstanding will convert automatically, on a one-for-one basis, into an Acquiror Delaware Class A Share, (c) each Acquiror Cayman Warrant that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into an Acquiror Delaware Warrant and (d) each Acquiror Cayman Unit that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically into one Acquiror Delaware Class A Share and one-fifth of one Acquiror Delaware Warrant;

WHEREAS, prior to the Closing, in order to facilitate the consummation of the transactions contemplated hereby (including the Merger and the implementation of the Dual-Class Stock Structure), the Company will be recapitalized such that, immediately prior to the Merger Effective Time, the Company’s authorized capital stock shall consist solely of Company Class A Shares and Company Class B Shares (the “Company Recapitalization”);

WHEREAS, after the Domestication Effective Time and prior to the Merger Effective Time, on the terms and subject to the conditions set forth in the Subscription Agreements, the PIPE Investors will purchase from Acquiror in a private placement certain Acquiror Delaware Class A Shares for an aggregate purchase price equal to the PIPE Investment Amount (the “PIPE Investment”);

WHEREAS, at the Merger Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub will be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will be a wholly owned subsidiary of Acquiror;

WHEREAS, at the Merger Effective Time, by virtue of the Merger, (a) each Company Class A Share that is issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive, on the terms and subject to the conditions set forth in this Agreement, the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.6, the Standard Per Share Earn-out Consideration and (b) each Company Class B Share that is issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive, on the terms and subject to the conditions set forth in this Agreement, the Employee Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.6, the Employee Per Share Earn-out Consideration;

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations and the Merger and the PIPE Investment, taken together, shall constitute a transaction that qualifies under Section 351 of the Code;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, for the Company to enter into this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party, (b) approved the Company’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Company Recapitalization and the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (as applicable) adoption of this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Company Recapitalization and the Merger), on the terms and subject to the conditions set forth herein and therein, by the Company Stockholders (the determinations, approvals and other actions described in each of the foregoing clauses (a), (b) and (c), the “Company Board Actions”);

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (a) determined that it is in the best interests of Acquiror and the Acquiror Shareholders, and declared it advisable, for Acquiror to enter into this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party, (b) approved the transactions contemplated hereby as a Business Combination and approved Acquiror’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (as applicable) adoption of this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Domestication, the PIPE Investment and the Merger), on the terms and subject to the conditions set forth herein and therein, by the Acquiror Shareholders (the determinations, approvals and other actions described in each of the foregoing clauses (a), (b) and (c), the “Acquiror Board Actions”);

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, for Merger Sub to enter into this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party, (b) approved Merger Sub’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (to the extent applicable) adoption of this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, by Merger Sub’s sole stockholder;

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, each of the Supporting Company Stockholders has entered into a support agreement substantially in the form attached to this Agreement as Exhibit C (each, a “Company Stockholder Support Agreement”) with the Company, pursuant to which, among other things, such Supporting Company Stockholder has agreed, on the terms and subject to the conditions set forth therein, to vote all of its Company Shares, promptly after the Registration Statement is declared effective under the Securities Act, in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable Ancillary Agreement, the transactions contemplated hereby and thereby (including the Merger) and each other matter required to be approved or adopted by the Company Stockholders in order to effect the Merger and the other transactions contemplated hereby;

WHEREAS, Acquiror, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and each applicable Ancillary Agreement and has approved the consummation of the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Sponsor, which is the record holder of the issued and outstanding Acquiror Cayman Class B Shares, and certain principals thereof have entered into the support agreement attached to this Agreement as Exhibit D (the “Sponsor Support Agreement”) with Acquiror and the Company, pursuant to which, among other things, the Sponsor and such principals have agreed, on the terms and subject to the conditions set forth therein, (a) to vote all of their Acquiror Shares in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable Ancillary Agreement, the transactions contemplated hereby and thereby (including the Domestication and the Merger) and each other matter required to be approved or adopted by the Acquiror Shareholders in order to effect the Merger and the other transactions contemplated hereby, (b) to irrevocably waive any anti-dilution right or other protection with respect to the Acquiror Cayman Class B Shares that would result in the Acquiror Cayman Class B Shares converting into other Acquiror Shares in connection with any of the transactions contemplated by this Agreement at a ratio greater than one-for-one, (c) to forfeit a specified portion of the aggregate number of Acquiror Shares into which the Acquiror Cayman Class B Shares otherwise would automatically convert in connection with the consummation of the transactions contemplated by this Agreement in the event that the Acquiror Share Redemption Amount exceeds a specified threshold and (d) to subject a portion of their Equity Securities of Acquiror to certain vesting and forfeiture conditions;

WHEREAS, in connection with obtaining the Acquiror Shareholder Approval, each eligible Acquiror Shareholder will be entitled to request that Acquiror redeem all or a portion of such eligible Acquiror Shareholder’s Acquiror Cayman Class A Shares for a pro rata portion of the amount on deposit in the Trust Account; and

WHEREAS, at the Closing, Acquiror and certain stockholders of Acquiror (after giving effect to the Domestication and the Merger) will enter into a registration rights agreement substantially in the form attached to this Agreement as Exhibit E (the “Registration Rights Agreement”), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2019 Audited Financial Statements” has the meaning specified in Section 5.8(a).

“2020 Audited Financial Statements” has the meaning specified in Section 7.3.

“2020 Unaudited Financial Statements” has the meaning specified in Section 5.8(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Actions” has the meaning specified in the Recitals hereto.

“Acquiror Cayman Class A Share” means a Class A ordinary share, par value $0.0001 per share, of Acquiror prior to the Domestication Effective Time.

“Acquiror Cayman Class B Share” means a Class B ordinary share, par value $0.0001 per share, of Acquiror prior to the Domestication Effective Time.

“Acquiror Cayman Ordinary Share” means any Acquiror Cayman Class A Share or the Acquiror Cayman Class B Share.

“Acquiror Cayman Share” means any Acquiror Cayman Class A Share, Acquiror Cayman Class B Share or share of any other class or series of capital stock of Acquiror prior to the Domestication Effective Time.

“Acquiror Cayman Unit” means a unit of Acquiror prior to the Domestication Effective Time, consisting of one Acquiror Cayman Class A Share and one-fifth of one Acquiror Cayman Warrant.

“Acquiror Cayman Warrant” means a warrant to purchase one Acquiror Cayman Class A Share at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

“Acquiror Closing Cash Amount” means an amount, calculated as of the Closing, equal to the sum of (a) the amount of cash available in the Trust Account after deducting the Acquiror Share Redemption Amount (but prior to payment of any Acquiror Transaction Expenses or Company Transaction Expenses), plus (b) the PIPE Investment Amount, to the extent actually received by Acquiror, the Company or any of their respective Subsidiaries substantially concurrently with the Closing and held by Acquiror as of the Closing plus (c) the portion of the Net Ancillary Investment Amount, if any, resulting from Ancillary Investments arranged solely by Acquiror or any of its Representatives acting on its behalf (and not arranged by the Company or any of its Representatives acting on its behalf).

“Acquiror Delaware Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Delaware Charter” has the meaning specified in the Recitals hereto.

“Acquiror Delaware Class A Share” means a share of Class A common stock, par value $0.0001 per share, of Acquiror at or after the Domestication Effective Time, which, as of immediately after the Domestication Effective Time and as of immediately after the Merger Effective Time, will entitle the holder thereof to one vote per share on all voting matters.

“Acquiror Delaware Class B Share” means a share of Class B common stock, par value $0.0001 per share, of Acquiror at or after the Domestication Effective Time, which, as of immediately after the Domestication Effective Time and as of immediately after the Merger Effective Time, will entitle the holder thereof to ten votes per share on all voting matters.

“Acquiror Delaware Common Share” means any Acquiror Delaware Class A Share, Acquiror Delaware Class B Share or share of any other class or series of common stock of Acquiror at or after the Domestication Effective Time.

“Acquiror Delaware Share” means any Acquiror Delaware Common Share or share of any other class or series of capital stock of Acquiror at or after the Domestication Effective Time.

“Acquiror Delaware Warrant” means a warrant to purchase one Acquiror Delaware Class A Share at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Financial Statements” has the meaning specified in Section 6.7(d).

“Acquiror Indemnified Parties” has the meaning specified in Section 8.7(a).

“Acquiror Inception Date” means October 22, 2020.

“Acquiror Insider” means (a) the Sponsor, (b) any Related Person of the Sponsor or (c) prior to the Merger Effective Time, (i) any Affiliate of Acquiror or (ii) any director or officer of Acquiror or any of its Affiliates.

“Acquiror IPO Date” means February 26, 2021.

“Acquiror Option” has the meaning specified in Section 4.5(a).

“Acquiror Private Placement Warrant” means an Acquiror Cayman Warrant issued to the Sponsor substantially concurrently with Acquiror’s initial public offering or any Acquiror Delaware Warrant into which such Acquiror Cayman Warrant has been converted or for which such Acquiror Cayman Warrant has been exchanged.

“Acquiror Public Warrant” means any Acquiror Warrant other than an Acquiror Private Placement Warrant.

“Acquiror Restricted Stock Award” has the meaning specified in Section 4.5(b).

“Acquiror Restricted Stock Unit Award” has the meaning specified in Section 4.5(b).

“Acquiror Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that results in any Third-Party Purchaser acquiring beneficial ownership of Equity Securities of Acquiror that represent more than 50% of (i) the issued and outstanding Acquiror Delaware Class A Shares or (ii) the combined voting power of the then-outstanding voting Equity Securities of Acquiror or (b) any sale, transfer or other disposition to a Third-Party Purchaser of all or more than 50% of the assets (by value), or assets generating at least 50% of the gross revenues or net income, of Acquiror and its Subsidiaries on a consolidated basis (other than any sale, transfer or other disposition of property or assets in the ordinary course of business). For clarity, the preceding clause (a) shall include any merger or consolidation of Acquiror with any Person if immediately after the consummation of such merger or consolidation, the Acquiror Delaware Class A Shares outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the combined voting power of all of the outstanding voting securities (other than the successor security to Acquiror Delaware Class B Shares) of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent company thereof.

“Acquiror Sale Price” means the price per Acquiror Delaware Class A Share paid or payable to the holders of outstanding Acquiror Common Shares (determined without giving effect to the vesting contemplated by Section 4.6(g)) in an Acquiror Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be (a) with respect to any securities, (i) the average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed, averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive Business Days preceding such day, or (ii) if the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm mutually selected by Acquiror and the holders of a majority of the Acquiror Delaware Class B Shares, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Acquiror SEC Filings” has the meaning specified in Section 6.6.

“Acquiror Share” means any Acquiror Cayman Share or any Acquiror Delaware Share.

“Acquiror Share Redemption” means the election, in connection with the Acquiror Shareholder Approval, of an eligible (as determined in accordance with Article 51.5 of Acquiror’s Governing Documents as in effect on the date hereof) Acquiror Shareholder to have all or a portion of the Acquiror Cayman Class A Shares or Acquiror Delaware Class A Shares, as the case may be, held by such Acquiror Shareholder redeemed by Acquiror, on the terms and subject to the limitations and conditions set forth in Acquiror’s Governing Documents, at a per-share price, payable in cash, equal to the quotient of (a) the aggregate amount on deposit in the Trust Account (including interest earned on funds held in the Trust Account and not previously released to Acquiror to pay taxes) calculated as of two Business Days prior to the Closing Date divided by (b) the aggregate number of Acquiror Cayman Class A Shares or Acquiror Delaware Class A Shares, as the case may be, then issued.

“Acquiror Share Redemption Amount” means the aggregate amount paid or payable in connection with all Acquiror Share Redemptions.

“Acquiror Shareholder” means any shareholder of Acquiror prior to the Merger Effective Time.

“Acquiror Shareholder Approval” means the approval of (a) the Transaction Proposal identified in clause (A) of Section 9.2(c) by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Cayman Class B Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose, (b) those Transaction Proposals identified in clauses (B) and (C) of Section 9.2(c), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Cayman Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (c) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), (J), and (K) of Section 9.2(c), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Cayman Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 9.2(c).

“Acquiror Trading Price” means, at any given time, the trading price per share of Acquiror Delaware Class A Common Shares as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror (whether or not billed or accrued for) as a result of or in connection with its initial public offering or the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) 50% of all the filing fees incurred in connection with making any filings under Section 9.1, (c) all fees and expenses incurred in connection with effecting the Domestication, preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 9.2, obtaining approval of Nasdaq or NYSE, as applicable, under Section 8.3(b) and obtaining the Acquiror Shareholder Approval, (d) obligations under any Working Capital Loans and (e) any deferred underwriting commissions and other fees and expenses relating to Acquiror’s initial public offering.

“Acquiror Warrant” means an Acquiror Cayman Warrant or an Acquiror Delaware Warrant (including any Acquiror Private Placement Warrant or Acquiror Public Warrant).

“Acquiror Warrantholder Approval” means the approval of the Acquiror Warrant Proposal by an affirmative vote of the holders of (a) at least 50% of the outstanding Acquiror Public Warrants and (b) at least 50% of the outstanding Acquiror Private Placement Warrants.

“Acquiror Warrant Proposal” has the meaning specified in Section 9.2(b).

“Acquisition Proposal” means (a) any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding), other than with respect to the transactions contemplated by this Agreement (including the Company Recapitalization and the Merger), and other than with respect to any acquisition or disposition of property or assets in the ordinary course of business, relating to (i) any acquisition, issuance or purchase, direct or indirect, of (A) 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries or (B) 15% or more of any class or series of Equity Securities of (x) the Company or (y) any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 15% or more of any class of Equity Securities or voting securities of (A) the Company or (B) any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (A) the Company or (B) any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries, and of which the Company or its applicable Subsidiary is not the surviving entity or (b) any initial public offering or direct listing of the Company on any stock exchange.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 5.13(a)(vii).

“Aggregate Assumed Warrant Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Assumed Warrants if all such Assumed Warrants were exercised in full on a cash basis immediately prior to the Merger Effective Time (without giving effect to any net exercise or similar concept).

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all in-the-money Company Options that are Included Company Equity Awards if all such Company Options were exercised in full on a cash basis immediately prior to the Merger Effective Time (without giving effect to any net exercise or similar concept).

“Aggregate Equity Value” means an amount equal to the sum of (a) the Base Equity Value plus (b) the Aggregate Company Option Exercise Price plus (c) the Aggregate Assumed Warrant Exercise Price plus (d) the Excess Acquiror Transaction Expenses Amount.

“Aggregate Equity Value Consideration” means a number of Acquiror Delaware Common Shares equal to the quotient of (a) the Aggregate Equity Value divided by (b) $10.00.

“Aggregate Earn-out Consideration” means 180,000,000 restricted Acquiror Delaware Common Shares.

“Agreement” has the meaning specified in the Preamble hereto.

“Ancillary Agreements” means the Sponsor Support Agreement, the Company Stockholder Support Agreements, the Acquiror Delaware Charter, the Acquiror Delaware Bylaws, and the Registration Rights Agreement.

“Ancillary Investment” has the meaning ascribed to such term in the Sponsor Support Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable Laws related to the prevention of money laundering, including the U.S. Money Laundering Control Act of 1986, the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly referred to as the “U.S. Bank Secrecy Act”) and similar Laws in other applicable jurisdictions.

“Antitrust Authorities” means the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby.

“Applicable Earn-out Consideration” means (a) the Standard Per Share Earn-out Consideration, (b) the Employee Per Share Earn-out Consideration, (c) the Option Earn-out Shares and/or (d) the RSU Earn-out Shares, as applicable.

“Applicable Earn-out Recipient” means any Person entitled to any Applicable Earn-out Consideration.

“Base Equity Value” means $15,000,000,000.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Deadline Date” means August 26, 2023, the deadline for consummating Acquiror’s initial Business Combination pursuant to Acquiror’s Governing Documents.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding), other than with respect to the transactions contemplated hereby, relating to a Business Combination.

“Business Day” means any day other than a Saturday, a Sunday or another day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cayman Registrar” means the Register of Companies in the Cayman Islands.

“Certificate of Domestication” has the meaning specified in Section 2.1(a).

“Certificate of Merger” has the meaning specified in Section 2.4.

“Closing” has the meaning specified in Section 3.1.

“Closing Company Financial Statements” has the meaning specified in Section 7.3.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986.

“Companies Act” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.14(a).

“Company Board” has the meaning specified in the Recitals hereto.

“Company Board Actions” has the meaning specified in the Recitals hereto.

“Company Class A Share” means a share of Class A common stock, par value $0.0001 per share, of the Company, which, as of immediately after the Company Recapitalization, will entitle the holder thereof to one vote per share on all voting matters.

“Company Class B Share” means a share of Class B common stock, par value $0.0001 per share, of the Company, which, as of immediately after the Company Recapitalization, will entitle the holder thereof to ten votes per share on all voting matters.

“Company Common Share” means any share of any class or series of common stock of the Company, including, after the Company Recapitalization, any Company Class A Share or Company Class B Share.

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Equity Award” means a Company Option, a Company Restricted Stock Award or a Company Restricted Stock Unit Award.

“Company Stockholder Support Agreement” has the meaning specified in the Recitals hereto.

“Company Incentive Plans” means the Company 2014 Stock Incentive Plan and the Company 2008 Stock Incentive Plan.

“Company Indemnified Parties” has the meaning specified in Section 8.7(a).

“Company IT Systems” means any and all IT Systems that are owned by, licensed or leased to or otherwise under the control of the Company.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (any of the foregoing, an “Event”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would be, a “Company Material Adverse Effect”: (a) any change or proposed change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the taking or omission of any action required by or expressly and affirmatively permitted by this Agreement or any Ancillary Agreement or with the written consent of Acquiror, (d) any natural disaster (including hurricanes, storms, tornados, flooding, tsunamis, earthquakes, mudslides, wildfires, volcanic eruptions or similar occurrences), pandemic or epidemic or other public health crisis (including COVID-19), “force majeure” event or calamity (whether or not caused by any Person), state of emergency declared by any Governmental Authority, change in climate or weather conditions, or any action (including the issuance of any directive, pronouncement or guideline) by any Governmental Authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (e) any act of terrorism, sabotage (including any cyberattack) not perpetrated by any employee of the Company or any of its Subsidiaries, war, outbreak or escalation of hostilities, commencement or escalation of military action, act of mass protest or state of civil unrest, or any action (including the issuance of any directive, pronouncement or guideline) by any Governmental Authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (f) municipal, state, national or international political conditions, (g) any failure of the Company to meet any projection, forecast or budget (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure constitutes a Company Material Adverse Effect), (h) any Event generally affecting the industries or markets in which the Company or any of its Subsidiaries operates (including increases in the cost of products, supplies, materials or other goods or labor or other services), (i) the announcement or performance of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, including, as a result thereof, any termination of, reduction in or other adverse impact on relationships, contractual or otherwise, with any lessor, lessee, licensor, licensee, customer, distributor, vendor, supplier, partner, employee or other service provider or other business relation of the Company or any of its Subsidiaries, (j) any Liability or Action to the extent expressly described in the Company Disclosure Letter, (k) action taken by, or at the request of, Acquiror, Sponsor or any of their respective Affiliates; provided, further, that any Event referred to in any of the foregoing clauses (a), (b), (d), (e), (f) and (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that it has a disproportionate and adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase Company Common Shares granted under any Company Incentive Plan.

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, including Company Registered Intellectual Property.

“Company Preferred Share” means any Series B Preferred Share, Series C Preferred Share, Series D Preferred Share, Series E Preferred Share or share of any other class or series of preferred stock of the Company.

“Company Preferred Warrant” means any Series B Preferred Warrant, Series D Preferred Warrant or any other warrant of any class or series issued by the Company and outstanding from time to time.

“Company Recapitalization” has the meaning specified in the Recitals hereto.

“Company Registered Intellectual Property” has the meaning specified in Section 5.22(a).

“Company Restricted Stock Award” means an award of restricted Company Common Shares granted under any Company Incentive Plan, which includes any Company Common Shares issued pursuant to early-exercised Company Options.

“Company Restricted Stock Unit Award” means an award of restricted stock units based on Company Common Shares (whether to be settled in cash or shares) granted under any Company Incentive Plan.

“Company Share” means any Company Preferred Share, Company Common Share or other share of any class or series of capital stock of the Company.

“Company Stockholder” means a holder of any Company Share.

“Company Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Company Recapitalization and the Merger, by the affirmative vote or written consent of (a) the holders of a majority of the voting power of the outstanding Company Shares voting as a single class and on an as-converted basis, (b) the holders of a majority of the outstanding Company Preferred Shares, voting together as a single class on an as-converted basis, (c) the holders of at least 72% of the outstanding Series D Preferred Shares, voting as a separate class, and (e) the holders of a majority of the outstanding Series E Preferred Shares, voting as a separate class.

“Company Stockholder Support Agreement” has the meaning specified in the Recitals hereto.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (c) Transfer Taxes, (d) 50% of all the filing fees incurred in connection with making any filings under Section 9.1 and (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 3, 2021, between the Company and Acquiror.

“Consent Solicitation” has the meaning specified in Section 9.2(b).

“Contract” means any contract, agreement, instrument, lease, license, purchase order or other obligation, in each case, that is legally binding.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means the novel coronavirus, SARS-CoV-2, COVID-19 or any related strain or sequence, including any intensification, resurgence or any evolutions or mutations thereof, and any related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“D&O Indemnified Parties” has the meaning specified in Section 8.7(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Share” has the meaning specified in Section 4.2(b).

“dollar” or “$” means lawful money of the United States.

“Domestication” has the meaning specified in Section 2.1(a).

“Domestication Effective Time” has the meaning specified in Section 2.1(a).

“Dual-Class Stock Structure” has the meaning specified in the Recitals hereto.

“Eagle Group” has the meaning specified in Section 12.18(a).

“Earn-out Exchange Ratio” means a number equal to the quotient of (a) the Aggregate Earn-out Consideration divided by (b) the aggregate number of Participating Company Common Shares.

“Earn-out Share” means a First Target Earn-out Share, a Second Target Earn-out Share, a Third Target Earn-out Share or a Fourth Target Earn-out Share.

“Earn-out Shares Discount Factor” means a percentage (not exceeding 100%) determined by the Company in good faith prior to the Closing.

“EIP” has the meaning specified in Section 8.1(a).

“Employee Per Share Earn-Out Consideration” has the meaning specified in Section 4.1(c)(ii).

“Employee Per Share Equity Value Consideration” has the meaning specified in Section 4.1(c)(i).

“Environmental Laws” means all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Adjustment” has the meaning specified in Section 2.2.

“Equity Security” means, with respect to any Person, any share of capital stock of, or other equity interest in, such Person or any security exercisable or exchangeable for, or convertible into, any share of capital stock of, or other equity interest (including any security exercisable or exchangeable for, or convertible into, any share of capital stock) in, such Person, including any warrant, option, convertible or exchangeable note or debenture, profits interest or phantom equity right, whether voting or non-voting. With respect to the Company, for clarity, “Equity Security” shall include any equity award issued under any Company Incentive Plan.

“Equity Value Exchange Ratio” means a number equal to the quotient of (a) the Aggregate Equity Value Consideration divided by (b) the aggregate number of Participating Company Common Shares.

“ERISA” has the meaning specified in Section 5.14(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 8.1(a).

“Excess Acquiror Transaction Expenses Amount” means the greater of (a) zero ($0) and (b) the difference of (i) the aggregate amount of Acquiror Transaction Expenses minus (ii) $108,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 4.3(a).

“Excluded Company Equity Award” means such portion of any Company Equity Award that is issued and outstanding and that is subject to any unsatisfied service- or time-based vesting condition immediately prior to the Merger Effective Time.

“Excluded Share” has the meaning specified in Section 4.2(a)(i).

“Export Approvals” has the meaning specified in Section 5.26(a).

“Fractional Earn-out Share Cash-Out Amount” means, with respect to any specified fractional Earn-out Share, an amount in cash (rounded up to the nearest cent) equal to the product of (a) the fractional amount (rounded to the nearest thousandth when expressed in decimal form) of such specified fractional Earn-out Share multiplied by (b) $10.00.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Ginkgo Group” has the meaning specified in Section 12.18(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 5.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Included Company Equity Award” means any Company Equity Award that is issued and outstanding immediately prior to the Merger Effective Time, other than Excluded Company Equity Awards, but including Company Equity Awards to the extent granted under the Founder Equity Grant Agreements (as defined in the Company Disclosure Letter).

“Indebtedness” means with respect to any specified Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money of such specified Person, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments of such specified Person (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments of such specified Person, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements of such specified Person (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations of such specified Person to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in the foregoing clauses (a) through (g) guaranteed directly or indirectly, jointly or severally, by such specified Person.

“Insider Letter” means that certain letter agreement, dated February 23, 2021, between Acquiror, the Sponsor and each of the directors and officers of Acquiror as of the date hereof.

“Intellectual Property” means any rights, title, and interest in or to the following, throughout the world, including all U.S. and foreign: (a) patents, published or unpublished patent applications (and any patents that will be issued as a result of those patent applications), provisional patent applications and similar filings, invention disclosures, and industrial designs, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, extensions or counterparts and foreign equivalents thereof, (b) registered and unregistered trademarks, logos, service marks, trade dress and trade names, brand names, business names, slogans, pending applications therefor, and internet domain names, and other similar designations of source or indicia or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in Software and other works of authorship, (d) Software and (e) trade secrets, confidential information and other proprietary rights or information including know-how, unpatented inventions, processes, libraries of enzymes, models and methodologies, formulae, technology, technical, research, clinical and regulatory data, customer lists, business plans, database rights, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons (the foregoing items in clause (e), collectively “Trade Secrets”).

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, customs and import Laws administered by U.S. Customs and Border Protection, any other export or import controls administered by an agency of the U.S. government, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and other applicable Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the U.S. Laws described above.

“Investment Company Act” means the Investment Company Act of 1940.

“IT Systems” means Software, information technology and computer systems, servers, networks, workstations, routers, hubs, switches, data communication lines, interfaces, platforms, databases, websites, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“IRS” means the U.S. Internal Revenue Service.

“Latham” has the meaning specified in Section 12.18(b).

“Law” means (a) any statute, law, ordinance, rule or regulation, in each case, of any Governmental Authority or (b) any Governmental Order.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 4.3(b).

“Liability” means any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License” means any approval, authorization, consent, license, registration, permit or certificate granted or issued by a Governmental Authority.

“Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, right of first offer, right of first refusal, option, adverse claim or other lien of any kind, whether consensual, statutory or otherwise.

“Listing Exchange” means the Nasdaq Market; provided that, at the election of the Company, exercisable upon delivery of written notice to Acquiror no later than three Business Days prior to the initial filing of the Proxy Statement/Registration Statement with the SEC pursuant to Section 9.2, “Listing Exchange” shall instead mean the New York Stock Exchange.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Effective Time” has the meaning specified in Section 2.4.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Minimum Acquiror Closing Cash Amount” means $1,250,000,000.

“Modification in Recommendation” has the meaning specified in Section 9.2(c).

“Multiemployer Plan” has the meaning specified in Section 5.14(c).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Market” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Net Ancillary Investment Amount” has the meaning ascribed to such term in the Sponsor Support Agreement.

“NYSE” means the New York Stock Exchange, Inc.

“Offer Documents” has the meaning specified in Section 9.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License, and including Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Option Earn-out Exchange Ratio” means a number equal to the product of (a) the Earn-out Exchange Ratio multiplied by (b) the Earn-out Shares Discount Factor.

“Option Earn-out Shares” has the meaning specified in Section 4.5(a).

“Option Exercise Price Exchange Ratio” means a number equal to the sum of (a) the Equity Value Exchange Ratio plus (b) the Option Earn-out Exchange Ratio.

“Outside Deadline” has the meaning specified in Section 11.1(b)(ii).

“Participating Company Common Shares” means the Company Common Shares (without duplication) (a) that are issued and outstanding immediately prior to the Merger Effective Time after giving effect to the Company Recapitalization (including Company Restricted Stock Awards that are Included Company Equity Awards and Company Common Shares deemed issued and outstanding pursuant to Section 4.4(a)), other than Excluded Shares, or (b) that would be issued upon the cash settlement (as opposed to “net settlement”) of all Assumed Warrants and Company Options that are Included Company Equity Awards and all Company Restricted Stock Unit Awards that are Included Company Equity Awards, in each case, that are issued and outstanding immediately prior to the Merger Effective Time, if the Assumed Warrants and such Company Options and Company Restricted Stock Unit Awards were exercised or settled in full upon payment of the full cash exercise price immediately prior to the Merger Effective Time after giving effect to the Company Recapitalization. For the avoidance of doubt, Company Common Shares that are subject to, or would be issued upon the settlement of, Excluded Company Equity Awards shall not be considered to be Participating Company Common Shares.

“Per Share Merger Consideration” means, as applicable, (a) the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.6, the Standard Per Share Earn-out Consideration or (b) the Employee Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.6, the Employee Per Share Earn-out Consideration.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) with respect to any Leased Real Property, (i) non-monetary Liens, encumbrances or restrictions (including easements, encroachments, covenants, rights of way and other conditions) and (ii) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that, in the case of each of the preceding clauses (i) and (ii), (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (d) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease and (iii) Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) non-exclusive license agreements of Intellectual Property entered into with customers in the ordinary course of business, (f) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or purchase money Liens and Liens securing rental payments under operating or capital lease arrangements, in each case, entered into in the ordinary course of business, (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security and (h) other Liens that do not, individually or in the aggregate, materially and adversely affect the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with the Closing in respect of all of the PIPE Shares.

“PIPE Investor” means any investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“PIPE Share” means any Acquiror Delaware Class A Share purchased in the PIPE Investment.

“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” has the meaning specified in Section 9.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.2(a)(i).

“Real Property Leases” has the meaning specified in Section 5.21(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.2(a)(i).

“Related Person” means, with respect to any specified Person, any former, current or future (a) Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of such specified Person or (b) any Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of any Person described in the preceding clause (a).

“Remaining Earn-out Shares” means a number equal to the sum of (a) the difference of (i) the product of (A) the number of Company Common Shares subject to Company Options immediately prior to the Merger Effective Time multiplied by (B) the Earn-out Exchange Ratio, minus (ii) the number of Acquiror Delaware Class B Shares that are Earn-out Shares and that are subject to Acquiror Options immediately following the Merger Effective Time, plus (b) the sum of the respective fractional amounts (rounded to the nearest thousandth when expressed in decimal form) of all fractional Earn-out Shares resulting from any rounding of Earn-out Shares (including pursuant to Section 4.3(e)(iii)(B), Section 4.3(e)(iv)(B), Section 4.3(e)(v)(B) or Section 4.6(b)(1)) in connection with the conversion of Company Equity Awards into Acquiror Options, Acquiror Restricted Stock Awards or Acquiror Restricted Stock Unit Awards, as applicable plus (c) any Earn-out Shares that any Person waives its right to receive.

“Representative” means, with respect to any specified Person, any director, manager, officer, employee, agent, attorney, advisor or other representative of such specified Person.

“Requisite Company Stockholders” means the Company Stockholders holding the required voting power to obtain the Company Stockholder Approval.

“RSU Earn-out Shares” has the meaning specified in Section 4.5(c).

“Sanctioned Country” means a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws in effect at the relevant time (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country or (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, any Person described in the foregoing clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Series B Preferred Shares” has the meaning specified in Section 5.6(a).

“Series B Preferred Warrant” means a warrant to acquire any Series B Preferred Share.

“Series C Preferred Shares” has the meaning specified in Section 5.6(a).

“Series D Preferred Shares” has the meaning specified in Section 5.6(a).

“Series D Preferred Warrant” means a warrant to acquire any Series D Preferred Share.

“Series E Preferred Shares” has the meaning specified in Section 5.6(a).

“Software” means any and all (a) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form), (b) databases and compilation (including any and all data and collections of data), whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means Eagle Equity Partners III, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the Recitals hereto.

“Standard Per Share Earn-Out Consideration” has the meaning specified in Section 4.1(b)(ii).

“Standard Per Share Equity Value Consideration” has the meaning specified in Section 4.1(b)(i).

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any specified Person, any other corporation or other business entity more than 50% of the voting power of the Equity Securities of which is owned, directly or indirectly, by such specified Person.

“Supporting Company Stockholder” means those Persons set forth on Section 1.1(b) of the Company Disclosure Letter.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“U.S.” means United States.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“third party” means, with respect to any specified Person, any Person other than (a) such specified Person or (b) any Related Person of such specified Person.

“Third-Party Purchaser” means any Person (other than Acquiror or any wholly owned Subsidiary of Acquiror or Person of which Acquiror is a wholly owned Subsidiary) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons.

“Title IV Plan” has the meaning specified in Section 5.14(c).

“Top Customers” has the meaning specified in Section 5.28(a).

“Top Vendors” has the meaning specified in Section 5.29(a).

“Trading Day” means any day on which Acquiror Class A Common Shares are actually traded on the principal securities exchange or securities market on which Acquiror Class A Common Shares are then traded.

“Transaction Litigation” has the meaning specified in Section 9.7.

“Transaction Proposals” has the meaning specified in Section 9.2(c).

“Transfer Taxes” has the meaning specified in Section 9.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 6.10.

“Trustee” has the meaning specified in Section 6.10.

“Warrant Agreement” means the Warrant Agreement, dated as of February 23, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital Loan” means any loan made to Acquiror by any Acquiror Insider for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 9.2(d)(i).

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and not any particular Article, Section or provision hereof, (iv) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit, as applicable, of this Agreement, (v) the word “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” (vi) the words “or” and “any” shall be disjunctive but not exclusive and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(b) Unless the context of this Agreement otherwise requires, (i) references to any Law shall be deemed to refer to such Law as consolidated, replaced, revised, amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder, (ii) references herein to any Contract (including this Agreement) shall be deemed to refer to such Contract as amended, restated, supplemented or otherwise modified from time to time, and (iii) references herein to any Person shall be deemed to include such Person’s successors and assigns.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date.

(e) Any accounting terms used and not otherwise expressly defined herein shall have the respective meanings given to them under GAAP.

(f) Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement.

(g) Exhibits attached to, or referenced in this Agreement are incorporated herein as if set forth in full herein.

(h) “Writing,” “written” and similar words refer to printing, typing and other means of reproducing words in a visible form (including e-mail or any.pdf attached thereto).

(i) Each Party acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other Parties in, the negotiation and execution of this Agreement and waives the application of any Law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the Party that drafted such contract or other document or provision thereof.

(j) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s business or Acquiror’s business, as applicable.

Section 1.3. Knowledge(a) . As used herein, (a) the phrase “to the knowledge of the Company” (or any similar phrase) shall mean the actual knowledge of the individuals identified in Section 1.3(a) of the Company Disclosure Letter, solely in their respective capacities as directors, officers or employees of the Company, as applicable, and without any individual liability, as such individuals would have acquired upon reasonable inquiry of their respective direct reports, and (b) the phrase “to the knowledge of Acquiror” (or any similar phrase) shall mean the actual knowledge of the individuals identified in Section 1.3(b) of the Acquiror Disclosure Letter, solely in their respective capacities as directors, officers or employees of Acquiror, as applicable, and without any individual liability, as such individuals would have acquired upon reasonable inquiry of their respective direct reports.

Section 1.4. Equitable Adjustments. If, during the Interim Period, the outstanding Acquiror Shares shall have been changed into a different number of shares or a different class or series, by reason of any Equity Adjustment, or any similar event shall have occurred, or if there shall have been any breach by Acquiror of any of its representations, warranties or covenants contained herein relating to the Acquiror Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of Acquiror Shares will be appropriately adjusted to provide to the holders of Equity Securities of the Company the same economic effect as contemplated by this Agreement without giving effect to such event. For the avoidance of doubt, nothing in this Section 1.4 shall be construed to permit Acquiror to take or permit any action that is prohibited by any other provision of this Agreement, or omit any action that is required by any other provision of this Agreement, with respect to the Acquiror Shares or otherwise.

ARTICLE II

THE TRANSACTIONS

Section 2.1. Domestication.

(a) After all of the conditions set forth in Article X have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than the Domestication Condition and those conditions that by their nature or terms are to be satisfied at the Closing), but no later than one day prior to the Closing Date, Acquiror shall change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by (i) deregistering as a Cayman Islands exempted company pursuant to and in accordance with Sections 206 through 209 of the Companies Act and (ii) continuing and domesticating as a Delaware corporation pursuant to and in accordance with Section 388 of the DGCL (the “Domestication”). Acquiror will effect the Domestication by (A) filing all applicable notices, undertakings and other documents required to be filed, in form and substance reasonably satisfactory to the Company, paying all applicable fees required to paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Companies Act and in accordance therewith and (B) filing a certificate of corporate domestication, in form and substance reasonably acceptable to the Company (the “Certificate of Domestication”), and the Acquiror Delaware Charter simultaneously with the Delaware Secretary of State in accordance with Section 388 of the DGCL. The Domestication shall become effective under the DGCL at the time the Certificate of Domestication and the Acquiror Delaware Charter are accepted for filing by the Delaware Secretary of State or at such later time as may be mutually agreed by the Company and Acquiror and specified in each of the Certificate of Domestication and the Acquiror Delaware Charter. The time at which the Domestication actually becomes effective under the DGCL is referred to herein as the “Domestication Effective Time”.

(b) At the Domestication Effective Time, the Governing Documents of Acquiror shall be amended and restated such that (i) the Acquiror Delaware Charter shall be the certificate of incorporation of Acquiror until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the DGCL and (ii) the Acquiror Delaware Bylaws shall be the bylaws of Acquiror until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the Acquiror Delaware Charter and the DGCL. At the Merger Effective Time, the Acquiror Delaware Charter shall be amended to change Acquiror’s name to “Ginkgo Bioworks Holdings, Inc.”

(c) At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of any holder of Acquiror Cayman Shares, Acquiror Cayman Warrants or Acquiror Cayman Units, (i) each Acquiror Cayman Class B Share that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into an Acquiror Cayman Class A Share, (ii) immediately following the conversion described in clause (i), each Acquiror Cayman Class A Share that is then issued and outstanding will convert automatically, on a one-for-one basis, into an Acquiror Delaware Class A Share, (iii) each Acquiror Cayman Warrant that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into an Acquiror Delaware Warrant, pursuant to and in accordance with the Warrant Agreement, and (iv) each Acquiror Cayman Unit that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically into one Acquiror Delaware Class A Share and one-fifth of one Acquiror Delaware Warrant.

Section 2.2. Pre-Closing Recapitalization. Prior to the Closing, the Company shall (notwithstanding anything to the contrary herein, but subject to the receipt of the Company Stockholder Approval) take such actions as it reasonably deems necessary or appropriate to effect the Company Recapitalization (in each case, after reasonable advance written notice to Acquiror of the actions to be taken), including (a) authorizing new classes or series of Equity Securities or additional Equity Securities of any existing class or series, (b) issuing new Equity Securities, (c) effecting any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any Equity Security (each action described in this clause (c), an “Equity Adjustment”) of the Company or class or series thereof, (d) entering into, terminating, amending, restating, supplementing or otherwise modifying any Contracts relating to Equity Securities of the Company and (e) amending, restating, supplementing or otherwise modifying the Governing Documents of the Company; provided that (i) the Company shall not take any action pursuant to this Section 2.2 that would have the effect of increasing the aggregate consideration to be paid to holders of Equity Securities of the Company in, or in connection with, the Merger pursuant to Article IV, (ii) without the prior written consent of Acquiror, the Company shall not declare, pay or make (or agree to pay or make) any dividend, distribution or other payment in a form other than Equity Securities of the Company or any of its Subsidiaries that will be included as Participating Company Common Shares, (iii) each Company Preferred Share outstanding immediately prior to the Company Recapitalization shall be converted into, exchanged for or otherwise replaced with a number of Company Class A Shares equal to the number of Company Common Shares into which such Company Preferred Share would have been convertible immediately prior to the Company Recapitalization, (iv) the aggregate number of Company Common Shares outstanding immediately prior to the Company Recapitalization shall be equal to the aggregate number of Company Class A Shares and Company Class B Shares, collectively, issued in respect of such Company Common Shares (or that such Company Common Shares were converted into, exchanged for or otherwise replaced with) in connection with the Company Recapitalization, (v) no other Equity Securities of the Company outstanding immediately prior to the Company Recapitalization shall be converted into, exchanged for or otherwise replaced with Company Class A Shares or Company Class B Shares, (vi) the holders of Company Shares immediately prior to the Company Recapitalization shall be the only holders of Company Shares immediately following the Company Recapitalization and (vii) the Company Recapitalization shall not alter, or have the effect of altering, the terms or conditions of the Per Share Merger Consideration.

Section 2.3. The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Merger Effective Time, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

Section 2.4. Merger Effective Time. At the Closing and after the Domestication Effective Time, the Company and Merger Sub shall file with the Delaware Secretary of State a certificate of merger substantially in the form attached to this Agreement as Exhibit F (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger is accepted for filing by the Delaware Secretary of State or at such later time as may be mutually agreed by the Company and Acquiror and specified in the Certificate of Merger. The time at which the Merger actually becomes effective is referred to herein as the “Merger Effective Time”.

Section 2.5. Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the respective assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the respective debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the debts, Liabilities, duties and obligations of the Surviving Corporation.

Section 2.6. Governing Documents. At the Merger Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Merger Effective Time shall be amended and restated in their entirety to be in substantially the forms attached hereto as Exhibit G and Exhibit H, respectively, and, as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter supplemented or amended in accordance with the applicable provisions thereof and of the DGCL.

Section 2.7. Directors and Officers.

(a) At the Merger Effective Time, the directors and officers identified in Section 2.7 of the Company Disclosure Letter shall become the directors and officers of the Surviving Corporation and shall hold such offices in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b) The parties shall take all actions necessary to ensure that, from and after the Merger Effective Time, the Persons identified as the post-Closing directors and officers of the Acquiror in accordance with the provisions of Section 8.6 shall be the directors and officers (and, in the case of such officers, holding such positions as set forth in Section 8.6(b) of the Company Disclosure Letter), respectively, of the Acquiror, each to hold office in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Section 2.8. Reorganization Tax Matters. Acquiror, Merger Sub, the Company and the Surviving Corporation intend that, for U.S. federal income tax purposes, (a) as a result of the Domestication, Acquiror shall be treated as a “domestic” corporation (within the meaning of Section 7701(a)(4) of the Code and corresponding provisions of state and local Law) prior to the Merger Effective Time, (b) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations promulgated thereunder) to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code (and the Treasury Regulations promulgated thereunder) and (c) the Merger and the PIPE Investment, taken together, shall constitute a transaction that qualifies under Section 351 of the Code (the foregoing clauses (a), (b) and (c) collectively, the “Intended Tax Treatment”). This Agreement is intended to constitute, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). Acquiror, Merger Sub, the Company and the Surviving Corporation shall file all Tax Returns consistent with, and take no position (whether in any audit or examination, on any Tax Return or otherwise) or any other action before or after the Closing, in either case, that is inconsistent with the Intended Tax Treatment, unless otherwise required to do so as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code or a change in applicable Law. Acquiror, Merger Sub, the Company and the Surviving Corporation shall (and shall cause their respective Affiliates to) cooperate fully with each other and their respective counsel, as and to the extent reasonably requested by each other, in connection with filing any applicable Tax Return, with respect to any Tax proceeding or as otherwise necessary or desirable to document and support the Intended Tax Treatment, including providing factual support letters.

ARTICLE III

CLOSING OF THE TRANSACTIONS

Section 3.1. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) remotely by the mutual exchange of electronic signatures by the means provided in Section 12.2, at 10:00 a.m., Eastern Time, on the date that is two Business Days after the first day on which all of the conditions set forth in Article X have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than the Domestication Condition and those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) at such other place or time as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. For the avoidance of doubt, the Domestication Effective Time shall occur prior to the Closing and prior to the Merger Effective Time.

Section 3.2. Pre-Closing Deliverables.

(a) Not less than two Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror (i) a statement setting forth the Company’s good faith determination of Company Transaction Expenses as of the Closing Date (in reasonable detail and with reasonable supporting documentation to enable a review of such statement by Acquiror), including the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices therefor and (ii) an allocation schedule setting forth the Company’s good faith determination of (A) the numbers of each type of Equity Securities of the Company held by each holder of Equity Securities of the Company immediately prior to the Company Recapitalization and immediately after the Company Recapitalization (but immediately before the Closing), (B) the aggregate number of Participating Company Common Shares, the Equity Value Exchange Ratio, the Earn-out Exchange Ratio and (C) the consideration due to each holder of Equity Securities of the Company pursuant to this Agreement, including any cash amounts payable in lieu of fractional shares, together with any other information that the Exchange Agent may reasonably request.

(b) Not less than three Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a statement setting forth Acquiror’s good faith determination of (i) the Acquiror Share Redemption Amount, (ii) the Acquiror Closing Cash Amount and (iii) Acquiror Transaction Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation to enable a review of such statement by the Company), including the respective amounts and wire transfer instructions for the payment of all Acquiror Transaction Expenses, together with corresponding invoices therefor.

Section 3.3. FIRPTA Certificate(a) . At the Closing, the Company shall deliver to Acquiror a certificate prepared in accordance with the requirements of Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror; provided that, notwithstanding anything to the contrary in this Agreement, the sole remedy available to Acquiror for any failure to provide the documentation described in this Section 3.3 shall be to make any Tax withholding (if any) required under applicable Law in connection with payments made pursuant to this Agreement, it being understood that in no event shall any such failure to deliver the documentation described in this Section 3.3 constitute a failure of a condition to the Closing pursuant to Article X or otherwise.

Section 3.4. Closing Payments.

(a) At the Closing, Acquiror will deliver or cause to be delivered to the Exchange Agent the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration for further distribution to the applicable holders of Equity Securities of the Company pursuant to Section 4.3.

(b) At the Closing, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses as set forth in the Acquiror Closing Statement and (ii) all accrued and unpaid Company Transaction Expenses as set forth in the Company Closing Statement; provided that any unpaid Company Transaction Expenses due to any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 3.5. Further Assurances. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger Effective Time with full right and title to, and possession of, all assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, the Parties and their respective directors, managers and officers are fully authorized, in the name of the applicable Party or its successor or otherwise, to take, and shall take, all such lawful actions (including preparing, executing, delivering, filing, disseminating and publishing all such other agreements, instruments and other documents) as are reasonably necessary to achieve the foregoing purposes and are not inconsistent with this Agreement.

ARTICLE IV

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 4.1. Merger Consideration.

(a) The aggregate consideration to be paid to holders of Equity Securities of the Company in, or in connection with, the Merger shall be the Aggregate Equity Value Consideration plus, subject to the vesting and forfeiture conditions specified in Section 4.6, the Aggregate Earn-out Consideration.

(b) The consideration to be paid in, or in connection with, the Merger in respect of each Company Class A Share that is issued and outstanding immediately prior to the Merger Effective Time (but after the Company Recapitalization) shall be (i) a number of Acquiror Delaware Class A Shares equal to the Equity Value Exchange Ratio (the “Standard Per Share Equity Value Consideration”) and (ii) subject to the vesting and forfeiture conditions specified in Section 4.6, a number of Acquiror Delaware Class A Shares equal to the Earn-out Exchange Ratio (the “Standard Per Share Earn-out Consideration”).

(c) The consideration to be paid in, or in connection with, the Merger in respect of each Company Class B Share that is issued and outstanding immediately prior to the Merger Effective Time (but after the Company Recapitalization) shall be (i) a number of Acquiror Delaware Class B Shares equal to the Equity Value Exchange Ratio (the “Employee Per Share Equity Value Consideration”) and (ii) subject to the vesting and forfeiture conditions specified in Section 4.6, a number of Acquiror Delaware Class B Shares equal to the Earn-out Exchange Ratio (the “Employee Per Share Earn-out Consideration”).

Section 4.2. Conversion of Company Common Shares in the Merger.

(a) At the Merger Effective Time, after the Company Recapitalization, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or any holder of Equity Securities of any of the foregoing:

(i) each Company Share that is owned by Acquiror, Merger Sub or the Company (as treasury stock or otherwise) immediately prior to the Merger Effective Time (each, an “Excluded Share”) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii) each Company Class A Share that is issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares and Dissenting Shares) shall be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and subject to the vesting and forfeiture conditions specified in Section 4.6, the Standard Per Share Earn-out Consideration;

(iii) each Company Class B Share that is issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares and Dissenting Shares) shall be canceled and converted into the right to receive the Employee Per Share Equity Value Consideration and subject to the vesting and forfeiture conditions specified in Section 4.6, the Employee Per Share Earn-out Consideration; and

(iv) each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Each Company Common Share that is issued and outstanding immediately prior to the Merger Effective Time and in respect of which a demand for appraisal has been properly exercised in accordance with Section 262 of the DGCL and, as of the Merger Effective Time, has not been effectively withdrawn or lost or forfeited (a “Dissenting Share”) shall not be converted into the right to receive the applicable Per Share Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. Each holder of a Dissenting Share that becomes entitled to payment under the DGCL in respect of such Dissenting Share shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Merger Effective Time, any Company Common Share shall lose its status as a Dissenting Share, then such Company Common Share shall immediately be converted into the right to receive the applicable Per Share Merger Consideration as if such Company Share never had been a Dissenting Share, and Acquiror (or following the Merger Effective Time, the Company) shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof the applicable Per Share Merger Consideration as if such Company Share had never been a Dissenting Share.

Section 4.3. Exchange Procedures.

(a) No later than 15 Business Days prior to the Closing Date, Acquiror shall appoint (pursuant to an agreement in a form reasonably acceptable to the Company) Acquiror’s transfer agent or another agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration to the applicable holders of Equity Securities of the Company. At or before the Merger Effective Time, Acquiror shall deposit with the Exchange Agent the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration.

(b) Reasonably promptly after the Merger Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of Company Common Shares as of immediately prior to the Merger Effective Time whose Company Common Shares were converted pursuant to Section 4.2(a) into the right to receive a portion of the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each Company Common Share to the Exchange Agent, and which otherwise shall be in customary form) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of Company Common Shares that have been converted into the right to receive a portion of the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration, pursuant to Section 4.2(a) shall be entitled to receive such portion of the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration upon receipt by the Exchange Agent of a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any Company Common Share.

(d) Promptly following the date that is one year after the Closing Date, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Equity Value Consideration or the Aggregate Earn-out Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Common Shares as of immediately prior to the Merger Effective Time that has not exchanged such Company Common Shares for the applicable portion of the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration in accordance with this Section 4.3 prior to the date that is one year after the Merger Effective Time may transfer such Company Common Shares to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Equity Value Consideration or the Aggregate Earn-out Consideration delivered to a Governmental Authority pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Company Common Shares shall not have been transferred immediately prior to the date on which any consideration payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Notwithstanding anything in this Agreement to the contrary, no fractional Acquiror Delaware Common Shares shall be issued in exchange for Company Common Shares, and any fractional Acquiror Delaware Common Share that otherwise would be issued pursuant to the applicable provisions of this Article IV shall be rounded as follows:

(i) if either (A) the aggregate number of Acquiror Delaware Class A Shares that would be paid to the holder of any Company Class A Share in respect of all Company Class A Shares held by such holder pursuant to Section 4.1(b)(i) in the absence of this Section 4.3(e) is not a whole number or (B) the aggregate number of Acquiror Delaware Class A Shares that would be paid to the holder of any Company Class A Share in respect of all Company Class A Shares held by such holder pursuant to Section 4.1(b)(ii) in the absence of this Section 4.3(e) is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional Acquiror Delaware Class A Share that otherwise would be so paid is less than five-tenths (0.5) of an Acquiror Delaware Class A Share and (y) rounded up to the nearest whole number in the event that the fractional Acquiror Delaware Class A Share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of an Acquiror Delaware Class A Share;

(ii) if either (A) the aggregate number of Acquiror Delaware Class B Shares that would be paid to the holder of any Company Class B Share in respect of all Company Class B Shares held by such holder pursuant to Section 4.1(c)(i) in the absence of this Section 4.3(e) is not a whole number or (B) the aggregate number of Acquiror Delaware Class B Shares that would be paid to the holder of any Company Class B Share in respect of all Company Class B Shares held by such holder pursuant to Section 4.1(c)(ii) in the absence of this Section 4.3(e) is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional Acquiror Delaware Class B Share that otherwise would be so paid is less than five-tenths (0.5) of an Acquiror Delaware Class B Share and (y) rounded up to the nearest whole number in the event that the fractional Acquiror Delaware Class B Share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of an Acquiror Delaware Class B Share;

(iii) if either (A) the number of Acquiror Delaware Common Shares that would be subject to any Acquiror Option pursuant to Section 4.5(a)(i)(A) in the absence of this Section 4.3(e) is not a whole number or (B) the number of Acquiror Delaware Common Shares that would be subject to any Acquiror Option pursuant to Section 4.5(a)(i)(B) in the absence of this Section 4.3(e) is not a whole number, then such number shall be rounded down to the nearest whole number;

(iv) if either (A) the aggregate number of Acquiror Delaware Class B Shares that the holder of any Company Restricted Stock Award would be entitled to receive in respect of all Company Restricted Stock Awards held by such holder pursuant to Section 4.1(c)(i) (by reference thereto in Section 4.5(b)) in the absence of this Section 4.3(e) is not a whole number or (B) the aggregate number of Acquiror Delaware Class B Shares that the holder of any Company Restricted Stock Award would be entitled to receive in respect of all Company Restricted Stock Awards held by such holder pursuant to Section 4.1(c)(ii) (by reference thereto in Section 4.5(b)) in the absence of this Section 4.3(e) is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional Acquiror Delaware Class B Share that otherwise would be so received is less than five-tenths (0.5) of an Acquiror Delaware Class B Share and (y) rounded up to the nearest whole number in the event that the fractional Acquiror Delaware Class B Share that otherwise would be so received is greater than or equal to five-tenths (0.5) of an Acquiror Delaware Class B Share; and

(v) if either (A) the number of Acquiror Delaware Common Shares that would be subject to any Acquiror Restricted Stock Unit Award pursuant to Section 4.5(c)(i) in the absence of this Section 4.3(e) is not a whole number or (B) the number of Acquiror Delaware Common Shares that would be subject to any Acquiror Restricted Stock Unit Award pursuant to Section 4.5(c)(ii) in the absence of this Section 4.3(e) is not a whole number, then such number shall be (x) rounded down to the nearest whole number in the event that the fractional Acquiror Delaware Common Share that otherwise would be subject to such Acquiror Restricted Stock Unit Award is less than five-tenths (0.5) of an Acquiror Delaware Common Share and (y) rounded up to the nearest whole number in the event that the fractional Acquiror Delaware Common Share that otherwise would be subject to such Acquiror Restricted Stock Unit Award is greater than or equal to five-tenths (0.5) of an Acquiror Delaware Common Share.

Section 4.4. Treatment of Company Preferred Warrants.

(a) Each Company Preferred Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization, pursuant to which each Company Preferred Warrant shall have become a warrant to purchase a number of Company Class A Shares determined in accordance with the terms of such Company Preferred Warrant) and that would automatically be exercised in full in accordance with its terms by virtue of the occurrence of the Merger, without any election or action by the Company or the holder thereof, shall automatically be exercised in full accordance with its terms immediately prior to the Merger Effective Time, without any action on the part of the Company or the holder thereof, and each Company Class A Share issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Merger Effective Time and, pursuant to Section 4.2(a)(ii) (and without duplication) shall be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and subject to the vesting and forfeiture conditions specified in Section 4.6, the Standard Per Share Earn-out Consideration.

(b) Each Company Preferred Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization, pursuant to which each Company Preferred Warrant shall have become a warrant to purchase a number of Company Class A Shares determined in accordance with the terms of such Company Preferred Warrant) and that is not automatically exercised in full pursuant to Section 4.4(a)) shall be converted into a warrant to purchase Acquiror Delaware Class A Shares on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) (each, an “Assumed Warrant”), except that (i) such Assumed Warrant shall entitle the holder thereof to purchase such number of Acquiror Delaware Class A Shares as is equal to the sum of (A) the product of (x) the number of Company Class A Shares subject to such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) multiplied by (y) the Equity Value Exchange Ratio plus (B) subject to the vesting and forfeiture provisions specified in Section 4.6, the product of (x) the number of Company Class A Shares subject to such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) multiplied by (y) the Earn-out Exchange Ratio and (ii) such Assumed Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) divided by (B) the sum of (x) the Equity Value Exchange Ratio plus the Earn-out Exchange Ratio.

Section 4.5. Treatment of Company Equity Awards.

(a) As of the Merger Effective Time, each Company Option that is then outstanding shall be converted into the right to receive an option relating to Acquiror Delaware Common Shares on the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Merger Effective Time (including with respect to vesting and termination-related provisions, except as set forth in the proviso hereto) (each, an “Acquiror Option”), except that (i) such Acquiror Option shall relate to such number of Acquiror Delaware Common Shares (rounded down to the nearest whole Acquiror Delaware Common Share) as is equal to the sum of (A) the product of (x) the number of Company Common Shares subject to such Company Option multiplied by (y) the Equity Value Exchange Ratio, plus (B) subject to the vesting and forfeiture conditions specified in Section 4.6, the product of (x) the number of Company Common Shares subject to such Company Option multiplied by (y) the Option Earn-out Exchange Ratio (the Acquiror Delaware Common Shares in this clause (B), the “Option Earn-out Shares”), and (ii) the exercise price per share of such Acquiror Option shall be equal to the quotient of (A) the exercise price per share of such Company Option in effect immediately prior to the Merger Effective Time divided by (B) the Option Exercise Price Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided that (1) all Acquiror Delaware Common Shares resulting from this Section 4.5(a) shall be (x) in the form of Acquiror Delaware Class B Shares to the extent resulting from Company Class B Shares prior to the Merger Effective Time and (y) in the form of Acquiror Delaware Class A Shares to the extent resulting from Company Class A Shares prior to the Merger Effective Time and (2) all Option Earn-out Shares shall be subject to the provisions of Section 4.5(d).

(b) As of the Merger Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive restricted Acquiror Delaware Common Shares (each, an “Acquiror Restricted Stock Award”) having the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Merger Effective Time (including with respect to vesting and termination-related provisions), except that such Acquiror Restricted Stock Award shall relate to such number of Acquiror Delaware Common Shares as is determined in accordance with Section 4.1.

(c) As of the Merger Effective Time, each Company Restricted Stock Unit Award that is outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive restricted stock units based on Acquiror Delaware Common Shares (each, an “Acquiror Restricted Stock Unit Award”) with the same terms and conditions as were applicable to such Company Restricted Stock Unit Award immediately prior to the Merger Effective Time (including with respect to vesting and termination-related provisions), except that such Acquiror Restricted Stock Unit Award shall relate to such number of Acquiror Delaware Common Shares as is equal to the sum of (i) the product of (A) the number of Company Common Shares subject to such Company Restricted Stock Unit Award immediately prior to the Merger Effective Time multiplied by (B) the Equity Value Exchange Ratio, plus (ii) subject to the vesting and forfeiture conditions specified in Section 4.6, the product of (A) the number of Company Common Shares subject to such Company Restricted Stock Unit Award immediately prior to the Merger Effective Time multiplied by (B) the Earn-out Exchange Ratio (the Acquiror Delaware Common Shares described in this clause (ii), the “RSU Earn-out Shares”); provided that (1) all Acquiror Delaware Common Shares resulting from this Section 4.5(c) shall be (x) in the form of Acquiror Delaware Class B Shares to the extent resulting from Company Class B Shares prior to the Merger Effective Time and (y) in the form of Acquiror Delaware Class A Shares to the extent resulting from Company Class A Shares prior to the Merger Effective Time and (2) all RSU Earn-out Shares resulting from the foregoing clause (ii) shall be subject to the provisions of Section 4.6 and shall be issued in the form of restricted stock instead of restricted stock units, subject to the terms of conditions of the Company Restricted Stock Unit Award that would apply to restricted stock instead of restricted stock units (as reasonably determined by the Company).

(d) The Company shall take all necessary actions to effect the treatment of the Company Equity Awards pursuant to Section 4.5(a), Section 4.5(b) and Section 4.5(c) in accordance with the Company Incentive Plans and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror, unless such exercise satisfies an exemption from the registration requirements of the Securities Act. The Board of Directors of the Company shall amend the Company Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Equity Awards will be granted under the Company Incentive Plans.

Section 4.6. Earn-out.

(a) The Standard Per Share Earn-out Consideration, the Employee Per Share Earn-out Consideration, the Option Earn-out Shares and the RSU Earn-out Shares will each be composed as follows: (i) 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(i) (the “First Target Earn-out Shares”), (ii) an additional 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(ii) (the “Second Target Earn-out Shares”), (iii) an additional 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(iii) (the “Third Target Earn-out Shares”) and (iv) the remaining 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(iv) (the “Fourth Target Earn-out Shares”).

(b) If, after giving effect to Section 4.3(e), (i) the result of the product of (A) 25% multiplied by (B) the aggregate number of Earn-out Shares that would be paid to a Company Stockholder pursuant to Section 4.1(b)(ii) or Section 4.1(c)(ii) (including by reference thereto in Section 4.5(b)) in the absence of this Section 4.6(b) is not a whole number, (ii) the result of the product of (A) 25% multiplied by (B) the aggregate number of Earn-out Shares that would be subject to Acquiror Options held by any holder thereof pursuant to Section 4.5(a)(i)(B) in the absence of this Section 4.6(b) is not a whole number or (iii) the result of the product of (A) 25% multiplied by (B) the aggregate number of Earn-out Shares that would be subject to Acquiror Restricted Stock Unit Awards held by any holder thereof pursuant to Section 4.5(c)(ii) in the absence of this Section 4.6(b) is not a whole number, then (1) the number of Earn-out Shares resulting from the product of (x) four (4) multiplied by (y) the fractional amount (rounded to the nearest thousandth when expressed in decimal form) of the fractional Earn-out Share resulting from the foregoing clause (i), (ii) or (iii), as applicable, shall be rounded down to the nearest whole number, and each such whole Earn-out Share shall be a First Target Earn-out Share, and (2) Acquiror shall pay the Fractional Earn-out Share Cash-Out Amount to each such Company Stockholder or holder of Acquiror Options or Acquiror Restricted Stock Unit Awards to which any fractional Earn-out Share resulting from the product described in the foregoing clause (1) otherwise would have been paid.

(c) The Standard Earn-out Consideration, the Employee Per Share Earn-out Consideration, the Option Earn-out Shares and the RSU Earn-out Shares shall be subject to the following vesting conditions:

(i) If, at any time during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Earn-out Period”), the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $12.50 for any 20 Trading Days within any period of 30 consecutive Trading Days, the First Target Earn-out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.6.

(ii) If, at any time during the Earn-out Period, the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $15.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, the Second Target Earn-out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.6.

(iii) If, at any time during the Earn-out Period, the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $17.50 for any 20 Trading Days within any period of 30 consecutive Trading Days, the Third Target Earn-out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.6.

(iv) If, at any time during the Earn-out Period, the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $20.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, the Fourth Target Earn-out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.6.

(d) For the avoidance of doubt, if the vesting conditions applicable to more than one of Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) or Section 4.6(c)(iv) have been satisfied at any time, then all of the Earn-out Shares subject to such satisfied vesting conditions shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.6.

(e) If, upon the expiration of the Earn-out Period, the vesting of any of the Earn-out Shares has not occurred, then the applicable Earn-out Shares that failed to vest pursuant to Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) or Section 4.6(c)(iv), as applicable, and any dividends or distributions previously paid or made in respect thereof shall be automatically forfeited and transferred to Acquiror for no consideration, and no Person (other than the Acquiror) shall have any further right with respect thereto. Notwithstanding anything to the contrary herein, in no event will the Applicable Earn-out Recipients collectively receive Earn-out Shares in an aggregate amount higher than the Aggregate Earn-out Consideration (or the portion thereof) that has vested in accordance with Section 4.6(c) or Section 4.6(g).

(f) If, during the Earn-out Period, the Acquiror Delaware Class A Shares outstanding as of immediately following the Merger Effective Time shall have been changed into a different number of shares or a different class, by reason of any Equity Adjustment, or any similar event shall have occurred, then the applicable Acquiror Trading Price specified in each of Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) and Section 4.6(c)(iv) shall be equitably adjusted to reflect such change.

(g) In the event that there is an Acquiror Sale during the Earn-out Period, then, to the extent that the holders of Acquiror Delaware Class A Shares receive an Acquiror Sale Price that is greater than or equal to the applicable Acquiror Trading Price specified in Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) or Section 4.6(c)(iv) (subject to Section 4.6(f)), any Earn-out Shares that have not previously vested in accordance with Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) or Section 4.6(c)(iv), as applicable, shall be deemed to have vested (to the extent that such Earn-out Shares would have vested pursuant to Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) or Section 4.6(c)(iv), as applicable, if the Acquiror Trading Price had been the Acquiror Sale Price for any 20 Trading Days within any period of 30 consecutive Trading Days during the Earn-out Period) immediately prior to the closing of such Acquiror Sale, and the holders of any Earn-out Shares deemed vested pursuant to this Section 4.6(g) shall be eligible to participate in such Acquiror Sale with respect to such Earn-out Shares on the same terms, and subject to the same conditions, as apply to the holders of Acquiror Delaware Class A Shares or Acquiror Delaware Class B Shares, as applicable, generally.

(h) For so long as any Earn-out Share remains subject to the vesting and forfeiture conditions specified in Section 4.6(c), (i) the holder thereof shall be entitled to exercise the voting rights carried by such Earn-out Share and (ii) the holder thereof shall not be entitled to receive any dividends or other distributions in respect of such Earn-out Share, and any dividends or distributions paid or made in respect of such Earn-out Share shall be retained by Acquiror and invested as and to the extent determined by Acquiror and shall be paid or made to the holder of such Earn-out Share only when and to the extent that such Earn-out Share vests in accordance with Section 4.6(c), and, to the extent that such Earn-out Share fails to vest in accordance with Section 4.6(c) prior to the expiration of the Earn-out Period, any dividends or distributions paid or made in respect thereof shall be forfeited to Acquiror for no consideration, and no Person (other than Acquiror) shall have any further right with respect thereto.

Section 4.7. Withholding. Notwithstanding any other provision of this Agreement, none of Acquiror, the Company, the Surviving Corporation or the Exchange Agent shall be entitled to deduct or withhold from any consideration payable pursuant to this Agreement any Taxes, except for any Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law. Acquiror shall use commercially reasonable efforts to provide the Company with written notice of any amount that it intends to withhold in connection with any payment under this Agreement (other than any compensatory payments to be made pursuant to this Agreement) at least five days prior to making any such withholding (which notice shall set forth a description of the factual and legal basis for such withholding) and cooperate with the Company to reduce or eliminate any applicable withholding; provided that Acquiror shall not have any such obligations with respect to any withholding contemplated under Section 3.3. To the extent that any amount so deducted and withheld in accordance with this Section 4.7 are timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, in the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 5.1. Company Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.2. Subsidiaries. The legal entity name and jurisdiction of incorporation, formation or organization, as applicable, of each Subsidiary of the Company as of the date of this Agreement is set forth in Section 5.2 of the Company Disclosure Letter. Each Subsidiary of the Company has been duly incorporated, formed or organized, as the case may be, and is validly existing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate or other business entity power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. True, correct and complete copies of the Governing Documents of each Subsidiary of the Company, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.3. Due Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is contemplated to be, a party and (subject to receipt of the Company Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 5.5) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party have been duly and validly authorized and approved by the Company Board. This Agreement has been, and each of the Ancillary Agreements to which the Company is, or is contemplated to be, a party has been or will be, as applicable, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each Ancillary Agreement to which the Company is, or is contemplated to be, a party constitutes or, upon execution prior to the Closing, as applicable, will constitute, a legal, valid and binding obligation of the Company (assuming, in each case, the due and valid execution and delivery by each of the other parties thereto), enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Company Stockholder Support Agreements have been executed and delivered to Acquiror by the Requisite Company Stockholders.

(b) Prior to the Company’s execution and delivery of this Agreement, the Company Board has taken the Company Board Actions, and, as of the date hereof, none of the Company Board Actions has been rescinded, withdrawn or modified. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the Ancillary Agreements to which the Company is, or is contemplated to be, a party or to approve the Merger, the Company Recapitalization or other transactions contemplated hereby, except for the Company Stockholder Approval.

Section 5.4. No Conflict. Subject to the receipt of the Company Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 5.5 and except as set forth in Section 5.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under, the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in any breach of or default under, any Law applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result (with or without due notice or lapse of time or both) in any breach of or default under, or require any consent or waiver to be obtained under, or result in the loss of any right or benefit of the Company or any of its Subsidiaries under, or give rise to any right of termination, cancellation or acceleration under, or cause the termination or cancellation of, any Contract of the type described in Section 5.13(a) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or (d) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and Merger Sub contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (a) for (i) applicable requirements of the HSR Act, (ii) the filing of the Merger Certificate in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, (iii) the filing of the amended and restated certificate of incorporation of the Company in connection with the Company Recapitalization in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws and (v) any Governmental Authorization the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (b) as set forth in Section 5.5 of the Company Disclosure Letter.

Section 5.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 35,000,000 Company Common Shares and (ii) 19,136,487 Company Preferred Shares, (A) 4,143,251 of which are designated Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares”), (B) 4,658,503 of which are designated Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Shares”), (C) 6,162,631 of which are designated Series D Preferred Stock, par value $0.01 per share (the “Series D Preferred Shares”), and (D) 4,172,102 of which are designated Series E Preferred Stock, par value $0.01 per share (the “Series E Preferred Shares”), and there are no other authorized classes or series of capital stock of the Company.

(b) As of the date of this Agreement, there are issued and outstanding (i) 7,940,789 Company Common Shares and (ii) 18,403,604 Company Preferred Shares, consisting of (A) 4,138,185 Series B Preferred Shares, (B) 4,658,503 Series C Preferred Shares, (C) 6,146,911 Series D Preferred Shares and (D) 3,460,005 Series E Preferred Shares. All of the issued and outstanding Company Shares (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) the Governing Documents of the Company as then in effect and (y) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company as then in effect or any Contract to which the Company is a party or otherwise bound and (4) subject to the Governing Documents of the Company and the Contracts set forth in Section 5.6(b) of the Company Disclosure Letter, are free and clear of any Liens.

(c) As of the date of this Agreement, there are issued and outstanding Company Preferred Warrants to purchase an aggregate of 20,786 Company Preferred Shares, (i) 5,066 of which are Series B Preferred Shares subject to Series B Preferred Warrants and (ii) 15,720 of which are Series D Preferred Shares subject to Series D Preferred Warrants. All of the issued and outstanding Company Preferred Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (C) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound and (D) subject to the Governing Documents of the Company and the Contracts set forth in Section 5.6(c) of the Company Disclosure Letter, are free and clear of any Liens.

(d) As of the date of this Agreement, there are issued and outstanding (i) Company Options to purchase an aggregate of 598,509 Company Common Shares, (ii) Company Restricted Stock Awards with respect to 21,266 Company Common Shares and (iii) Company Restricted Stock Unit Awards with respect to 3,113,840 Company Common Shares. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list, as of the date of this Agreement, of, with respect to each Company Equity Award, the holder and type of such Company Equity Award, the number of Company Common Shares subject thereto and, if applicable, the vesting schedule and the exercise price per Company Common Share thereof. Each Company Equity Award was validly issued and properly approved by the Company Board (or an appropriate committee thereof). All Company Options, Company Restricted Stock Awards and Company Restricted Stock Unit Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option, Company Restricted Stock

Award or Company Restricted Stock Unit Award is subject to terms that are materially different from those set forth in such forms. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Share on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(e) Except as otherwise set forth in this Section 5.6 or in Section 5.6(e) of the Company Disclosure Letter, as of the date hereof, the Company has no outstanding (i) Equity Securities of the Company, (ii) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of the Company or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Equity Securities of the Company, (iii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iv) Contracts to which the Company is a party or by which the Company is bound obligating the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company or (v) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, Equity Securities of the Company having the right to vote) on any matter on which the Company’s stockholders may vote.

Section 5.7. Capitalization of Subsidiaries.

(a) The outstanding Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, (ii) are, to the extent applicable, fully paid and non-assessable, (iii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in the Governing Documents of the applicable Subsidiary and any other applicable Contracts governing the issuance of such securities to which the applicable Subsidiary is a party or otherwise bound, (iv) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the applicable Subsidiary or any Contract to which the applicable Subsidiary is a party or otherwise bound and (v) subject to the Governing Documents of the applicable Subsidiary and the Contracts set forth in Section 5.7(a) of the Company Disclosure Letter, are free and clear of any Liens.

(b) The Company or another direct or indirect wholly owned Subsidiary of the Company owns of record and beneficially all the issued and outstanding Equity Securities each of the Company’s Subsidiaries free and clear of any Liens (other than Permitted Liens).

(c) Except as set forth in Section 5.7(c) of the Company Disclosure Letter, as of the date hereof, there are no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of any of the Company’s Subsidiaries or any other Contracts to which any of the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating any of the Company’s Subsidiaries to issue or sell any Equity Securities of such Subsidiary, (ii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries, (iii) Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of such Subsidiary or (iv) bonds, debentures, notes or other indebtedness of any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, Equity Securities of such Subsidiary having the right to vote) on any matter on which the holders of Equity Securities of such Subsidiary may vote.

Section 5.8. Financial Statements.

(a) The Company has previously provided to Acquiror true and complete copies of (i) the audited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2019, together with the auditor’s report thereon (the “2019 Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2020 (the “2020 Unaudited Financial Statements”). Except as set forth in Section 5.8(a) of the Company Disclosure Letter, the 2019 Audited Financial Statements and the 2020 Unaudited Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and their consolidated results of operations and comprehensive income (or loss), consolidated changes in stockholders’ equity and consolidated cash flows for the respective periods then ended, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto) and (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated subsidiaries.

(b) The Closing Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 7.3, (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and their consolidated results of operations and comprehensive income (or loss), consolidated changes in stockholders’ equity and consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited Closing Company Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) will have been prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and, in the case of any unaudited Closing Company Financial Statements, the absence of footnotes), (iii) will have been prepared from, and will be in accordance in all material respects with, the books and records of the Company and its consolidated subsidiaries and (iv) in the case of any Audited Closing Company Financial Statements, will comply in all material respects with the applicable accounting requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated by the SEC, in each case, as in effect as of the respective dates thereof.

(c) Except as set forth in Section 5.8(b) of the Company Disclosure Letter, neither the Company nor, to the knowledge of the Company, any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any allegation in writing regarding any of the foregoing.

Section 5.9. Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 5.9 of the Company Disclosure Letter, there is no other Liability of the Company or any of the Company’s Subsidiaries that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing or (d) the failure to so be set forth or reserved for would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.10. Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 5.11. Litigation and Proceedings. Except as set forth in Section 5.11 of the Company Disclosure Letter or as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any of their respective directors, managers, officers or employees (in their respective capacities as such), (b) to the knowledge of the Company, there is no investigation or other inquiry pending with any Governmental Authority, against the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective directors, managers, officers or employees (in their respective capacities as such) and (c) there is no Governmental Order imposed upon, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries, nor are any of the properties or assets of the Company or any of its Subsidiaries bound by or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 5.12. Legal Compliance. Except (a) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made in Section 5.24) and compliance with Tax Laws (which are the subject of Section 6.15) and (b) as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and during the past two years have been, in compliance with all applicable Laws in all material respects. During the two years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any material violation of applicable Law by the Company or any of its Subsidiaries, and, to the knowledge of the Company, no Action alleging any material violation of any Law by the Company or any of its Subsidiaries is pending or threatened against the Company or any of its Subsidiaries as of the date hereof.

Section 5.13. Contracts; No Defaults.

(a) Section 5.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, other than Company Benefit Plans. True, correct and complete copies of the Contracts listed in Section 5.13(a) of the Company Disclosure Letter have previously been made available to Acquiror or its agents or representatives.

(i) each Contract with any of the Top Customers involving aggregate payments to the Company or any of its Subsidiaries in excess of $500,000 per year;

(ii) each Contract with any of the Top Vendors involving aggregate payments by the Company or any of its Subsidiaries in excess of $500,000 per year;

(iii) each Contract (A) evidencing outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money, or any guarantee by the Company or any of its Subsidiaries of such indebtedness of a third party, in an amount exceeding $500,000 or (B) that is a commitment to provide loans, credit or financing to the Company or any of its Subsidiaries in an amount exceeding $500,000;

(iv) each Contract entered into during the past three years providing for (A) the acquisition by the Company or any of its Subsidiaries of (1) any Equity Security of a Person other than the Company or any of its present Subsidiaries or (2) material assets of a Person other than the

Company or any of its Subsidiaries involving payments in excess of $500,000 or (B) the disposition to any Person other than the Company or any of its Subsidiaries of (1) any Equity Security of the Company or any of its Subsidiaries (other than any Company Equity Award) or (2) material assets of the Company or any of its Subsidiaries involving payments in excess of $500,000, other than, in the case of each of clauses (A) and (B), Contracts (x) under which the applicable acquisition or disposition has been consummated and there are no material unperformed obligations, (y) entered into in the ordinary course of business or (z) between the Company and any of its Subsidiaries or between any two or more of the Company’s Subsidiaries;

(v) each Contract establishing or governing any material joint venture or partnership between the Company or any of its Subsidiaries, on the one hand, and any Person other than the Company or any of its Subsidiaries, on the other hand;

(vi) each lease, rental or occupancy agreement, license, installment and conditional sale agreement or other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;

(vii) each Contract (other than Contracts relating to employment (including employment agreements, confidentiality and invention assignment agreements or grants of Company Equity Awards) and Governing Documents or other Contracts relating to Equity Securities in the Company or any of its Subsidiaries) between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), any director, manager or officer of the Company or any of its Subsidiaries, any members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(viii) each Contract with any current (A) employee of the Company with annual base compensation in excess of $250,000 that provides for severance in excess of 90 days or a notice of termination of more than 90 days or (B) employee of the Company or any of its Subsidiaries with a title of executive officer or any more senior title;

(ix) each Contract with any employee or consultant of the Company or any of its Subsidiaries that provides for cash-based change in control or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(x) each Contract (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the ability of the Company or any of its Subsidiaries to conduct their business with any Person in any geographic area in any material respect;

(xi) any collective bargaining (or similar) agreement or Contract between the Company or any of its Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xii) each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, employee agreements, contractor services agreements, consulting services agreements, customer agreements entered into in the ordinary course of business, and incidental trademark licenses or ancillary licenses to Intellectual Property that are necessary to be granted to receive the benefit of services from third-party service providers) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third party the right to use material Intellectual Property of the Company and its Subsidiaries or (B) is granted by a third party the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Open Source Licenses or Contracts granting nonexclusive rights to use commercially available off-the-shelf software or software as a service on standard terms and conditions);

(xiii) each Contract requiring capital expenditures by the Company or any of its Subsidiaries after the date of this Agreement in an amount in excess of $10,000,000 in any calendar year;

(xiv) each Contract granting any Person (other than the Company or any of its Subsidiaries) any (A) “most favored nation” rights, (B) price guarantee for a period of more than one year after the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year, or (C) right of first refusal or first offer or similar preferential right to purchase or lease any asset of the Company or its Subsidiaries;

(xv) each Contract granting any Person (other than the Company or any of its Subsidiaries) a right of first refusal or first offer or similar preferential right to purchase or acquire Equity Securities of the Company or any of its Subsidiaries; and

(xvi) Any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xv) of this Section 5.13(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 5.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of a breach or default would not be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have performed in all respects all of the respective obligations required to be performed by them to date under each Contract listed pursuant to Section 5.13(a) in the Company Disclosure Letter, and neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such Contract is in breach of or default of its obligations under any such Contract, (B) during the past 12 months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or any other party to any such Contract (in each case, with or without notice or lapse of time or both).

Section 5.14. Company Benefit Plans.

(a) Section 5.14(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other plan, policy, program or Contract (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed (or required to be contributed) to by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth in Section 5.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole, (ii) all material contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP, (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan except where the failure to be so qualified would not be material to the Company and its Subsidiaries, taken as a whole.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has sponsored or contributed to, been required to contribute to, has or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the past six years. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, except as would not result in, or would not reasonably be expected to result in, material liability to the Company and its Subsidiaries, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, life insurance, hospitalization, death or other health and welfare benefits (whether or not insured, but excluding cash severance) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth in Section 5.14(f) of the Company Disclosure Letter or as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation payable by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material Liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan at or following the Merger Effective Time. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code with respect to any current or former service provider of the Company or any of its Subsidiaries. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

Section 5.15. Labor Relations; Employees.

(a) Except as set forth in Section 5.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of its Subsidiaries and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or any of its Subsidiaries. There is no, and to the knowledge of the Company, there has not been, labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries are, and have been during the past three years, in compliance with all applicable Laws respecting labor and employment including all Laws respecting terms and conditions of employment, health and safety, wages and hours, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole.

(c) During the past two years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, and to the knowledge of the Company, none is threatened, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, and to the knowledge of the Company, none is threatened, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, and to the knowledge of the Company, none is threatened, or (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and to the knowledge of the Company, none is threatened.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of its Subsidiaries is in violation in any material respect of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of its Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(e) Neither the Company nor any of the Company’s Subsidiaries reasonably expects any material liabilities with respect to any sexual harassment, or other discrimination, retaliation or policy violation allegations, or has knowledge of any such allegations relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(f) All payments due from the Company on account of wages or other compensation, and employee health and welfare insurance and other benefits, have been paid or accrued in all material respects in accordance with GAAP as a liability on the books of the Company.

(g) During the past three years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent.

Section 5.16. Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid, except for claims, assessments, deficiencies or proposed adjustments (i) being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (ii) as set forth in Section 5.16(d) of the Company Disclosure Letter or disclosed in the notes to the Company’s financial statements.

(e) There are no Tax audits, examinations or other Actions with respect to any material Taxes of the Company or any of its Subsidiaries presently in progress or pending, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to have a material effect on the Company and its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written and unresolved claim has been made by any Governmental Authority within the past two years in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable income Tax treaty or convention) in any country other than the country under the Laws of which the Company or such Subsidiary, as applicable, is organized, or is subject to income Tax in a jurisdiction outside the country under the Laws of which the Company or such Subsidiary, as applicable, is organized.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(m) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale, intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing, (ii) prepaid amount received or deferred revenue recognized at or prior to the Closing other than in the ordinary course of business, (iii) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iv) ”closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing, or (v) by reason of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).

(n) The Company has not taken any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company and its Subsidiaries, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of any Acquiror Party or any of their respective Affiliates not contemplated by this Agreement and/or any Ancillary Agreement, that could reasonably be expected to prevent the merger from qualifying for the Intended Tax Treatment.

(o) Neither the Company nor any of its Subsidiaries own any “controlled foreign corporation” within the meaning of Section 957 of the Code or any “passive foreign investment company” within the meaning of Section 1297 of the Code.

Section 5.17. Brokers’ Fees. Except as set forth in Section 5.17 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company or any of its Subsidiaries or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.18. Insurance. As of the date of this Agreement, except as would not be material to the Company and its Subsidiaries, taken as a whole, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and all premiums due therefor have been paid, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of such policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such policies.

Section 5.19. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their material assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby or as otherwise disclosed in Section 5.4 of the Company Disclosure Letter, provided that such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing.

Section 5.20. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. The Company or one of its Subsidiaries owns and has good title to, or has a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property used in the business of the Company as presently conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 5.21. Real Property.

(a) Section 5.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company has delivered to Acquiror true, correct and complete copies of all material leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii) All of the Real Property Leases (A) are in full force and effect and (B) represent legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of a failure to perform or a breach or default would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each Real Property Lease, (x) the Company and its Subsidiaries have performed in all respects all of the respective obligations required to be performed by them to date thereunder, and neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such Real Property Lease is in breach or default of its obligations under any such Real Property Lease, (y) during the past 12 months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or material breach of or material default under any such Real Property Lease, and (z) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Real Property Lease by the Company or any of its Subsidiaries or any other party to any such Real Property Lease (in each case, with or without notice or lapse of time or both).

(iv) As of the date of this Agreement, no party, other than the Company and its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

Section 5.22. Intellectual Property.

(a) Section 5.22(a) of the Company Disclosure Letter sets forth an accurate and complete list of, as of the date hereof, each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of its Subsidiaries, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). To the knowledge of the Company, the Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable, subsisting, in full force and effect, and has not been cancelled, expired or abandoned, or otherwise terminated except in the ordinary course of business.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted and contemplated as of the date of this Agreement to be conducted following Closing; provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability. All permitted use of Intellectual Property by the Company or its Subsidiaries, other than Company Owned Intellectual Property, is pursuant to valid and binding Contracts and no such Contracts will be violated or give rise to a right of termination, modification, acceleration or cancellation under any provision by (or will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The transactions contemplated by this Agreement do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to the right to own or use any Company Owned Intellectual Property, Software and Company IT Systems, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(d) As of the date of this Agreement, there is no action pending to which the Company or any of its Subsidiaries is a named party or, to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, and, to the knowledge of the Company, there is no reasonable basis for any such claims.

(e) Except as set forth in Section 5.22(e) of the Company Disclosure Letter, to the knowledge of the Company, as of the date of this Agreement and since January 1, 2018, (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries, and (ii) the Company and its Subsidiaries have not sent to any Person any written, or to the knowledge of the Company, verbal notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property owned by the Company or any of its Subsidiaries.

(f) The Company and its Subsidiaries have taken commercially reasonable measures designed to protect the confidentiality of Trade Secrets in possession of the Company or any of its Subsidiaries, including requiring all Persons who receive access to such Trade Secrets to execute valid, written nondisclosure agreements requiring such individuals to protect the confidentiality of such Trade Secrets and refrain from using them for purposes other than intended. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secrets in the possession of the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may reasonably result in the misappropriation of, or loss of Trade Secret or other rights in and to, such Trade Secret, except as would not be material to the Company and its Subsidiaries taken as a whole.

(g) All current and former employees, directors, officers, consultants, contractors and/or individuals that have contributed to the creation of Intellectual Property on behalf of the Company or its Subsidiaries have executed an agreement presently assigning all such Intellectual Property to the Company or such Subsidiary except as would not be material to the Company and its Subsidiaries taken as a whole.

(h) The Company or one of its Subsidiaries, owns or has a valid right to access and use all IT Systems necessary for the conduct of their respective businesses as currently conducted and, to the knowledge of the Company, contemplated to be conducted following the Closing. The Company IT Systems operate in all material respects in accordance with their documentation and functional specifications and as necessary to conduct the business as currently conducted. The Company and its Subsidiaries have back-up and disaster recovery arrangements designed to enable the continued operation of their businesses in the event of a failure of their material IT Systems that are, in the reasonable determination of the Company and its Subsidiaries, consistent with commercially reasonable practice in all material respects. The Company has in its possession or has all necessary rights to the information technology and all technical and other information required to enable a reasonably skilled information technology professional to maintain and support any material part of the Company IT Systems that are owned by and in the Company’s or one of its Subsidiaries’ direct control.

(i) With respect to the Software or IT Systems used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such Software or IT System contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or IT System or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(j) The Company’s and its Subsidiaries’ use and distribution of Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto, except for any non-compliance which would not be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has used any Copyleft Licenses in a manner that requires any Company Software or Company Owned Intellectual Property to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works.

Section 5.23. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries are in compliance in all material respects with, and during the past three years have been in compliance in all material respects with, (i) all applicable Laws relating to the privacy or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning data privacy, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of the preceding clauses (i) through (iii), other than any non-compliance that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. There is no Action by any Person (including any Governmental Authority) pending to which the Company or any of its Subsidiaries is a named party or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Laws or Contracts with respect to privacy, personal information rights or information security related incidents.

(b) During the past three years, to the knowledge of the Company (i) there have been no material breaches of the security of the information or operational technology systems, software or applications of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information or operational technology systems, software or applications that materially and adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries have implemented and maintained commercially reasonable safeguards designed to protect the confidentiality, integrity and availability of the information and operational technology systems, software and applications of the Company and its Subsidiaries, including measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has (A) experienced any material data breaches or security incidents in which personally identifiable information was stolen or improperly accessed, disclosed or used including in connection with a breach of security, or (B) received or provided any written notice, or received any written complaint from any Governmental Authority with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 5.24. Environmental Matters. Except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole:

(a) The Company and its Subsidiaries and their respective operations and properties are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws, including by maintaining in full force and effect all permits, licenses, registrations, identification numbers, and other authorizations required under Environmental Laws.

(b) There has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned property or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) As of the date hereof, no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which would reasonably be expected to form the basis of such an Action.

Section 5.25. Anti-Corruption and Anti-Money Laundering Compliance.

(a) For the past five years, none of the Company, any of its Subsidiaries or their respective directors or officers while acting on behalf of the Company or any of its Subsidiaries or, to the knowledge of the Company, any employee or agent acting on behalf of the Company or any of its Subsidiaries has corruptly offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office or (ii) any other Person, in any such case while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of applicable Anti-Bribery Laws in any material respect.

(b) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority) or internal or external audits that address any material allegations or information concerning possible violations of Anti-Bribery Laws or Anti-Money Laundering Laws related to the Company or any of its Subsidiaries in any material respect. For the past five years, the Company and any of its Subsidiaries or, to the knowledge of the Company, any director, officer, or agent acting on behalf of the Company or any of its Subsidiaries have been in compliance with all relevant Anti-Money Laundering Laws in all material respects.

Section 5.26. Sanctions and International Trade Compliance.

(a) To the knowledge of the Company, the Company and its Subsidiaries (i) are, and have been for the past five years, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under applicable International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Actions against the Company or any of the Company’s Subsidiaries related to any applicable International Trade Laws, Sanctions Laws, or any Export Approvals.

(b) None of the Company or any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of the Company, any of the Company’s or any of its Subsidiaries’ respective employees, agents, representatives or other Persons acting on behalf of the Company or any of its Subsidiaries (i) is, or has during the past five years, been a Sanctioned Person or (ii) has transacted business, related to the Company or any of its Subsidiaries, directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

Section 5.27. Information Supplied. None of the information supplied or to be supplied by in writing the Company or any of its Subsidiaries specifically for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.28. Customers.

(a) Section 5.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 20 customers of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Customers”).

(b) Except as set forth in Section 5.28(b) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

Section 5.29. Vendors.

(a) Section 5.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 20 vendors of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b) Except as set forth in Section 5.29(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed any of the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

Section 5.30. Sufficiency of Assets. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 5.30 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

Section 5.31. Related Party Transactions. Except as set forth in Section 5.31 of the Company Disclosure Letter, there are no material transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, present or former officer or director of the Company, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Shares constituting, as of the date of this Agreement, more than 5% of the total number of Company Shares on a fully diluted basis, calculated as of the date of this Agreement, or, to the knowledge of the Company, any member of the “immediate family” (as defined in Rule 16a-1 promulgated under the Exchange Act) of any officer or director of the Company (each of the foregoing, a “Company Related Party”), on the other hand, except, in each case, for (a) Contracts and arrangements related or incidental to any Company Related Party’s employment or retention as a director or other service provider by the Company or any of its Subsidiaries (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Company or any of its Subsidiaries in the ordinary course of business and arrangements related or incidental thereto, (c) Contracts relating to a Company Related Party’s status as a holder of Equity Securities of the Company and (d) Contracts that are permitted by or entered into in accordance with Section 7.1.

Section 5.32. Investment Company Act. The Company is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act.

Section 5.33. No Additional Representation or Warranties.

(a) Except as provided in this Article V, neither the Company nor any Related Person of the Company has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub, any Acquiror Insider or any Related Person of any of the foregoing and neither the Company nor any Related Person of the Company shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub, any Acquiror Insider or any Related Person of any of the foregoing.

(b) The Company and its Representatives have made their own investigation of Acquiror and Merger Sub and, except as provided in Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror or Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their respective Related Persons or otherwise.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth (a) in the case of Acquiror, in any Acquiror SEC Filing filed or furnished prior to the date hereof (excluding (i) disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any “forward-looking statements” disclaimer and other disclosures that are generally cautionary, predictive or forward looking in nature and (ii) any exhibits or other documents appended to Acquiror SEC Filings) (it being acknowledged that nothing disclosed in any such Acquiror SEC Filing will be deemed to modify or qualify the representations and warranties set forth in Section 6.1, Section 6.2, Section 6.5, Section 6.10, Section 6.12, Section 6.16 or Section 6.18), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company on the date of this Agreement (the “Acquiror Disclosure Letter”), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 6.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated or organized and is validly existing as a corporation or exempted company in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or exempted company power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. The respective Governing Documents of Acquiror and Merger Sub, as amended to the date of this Agreement and as previously made available by Acquiror to the Company, are true, correct and complete. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, be material to Acquiror or Merger Sub. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the Equity Securities of Merger Sub are held directly by Acquiror.

Section 6.2. Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is contemplated to be, a party and (subject to receipt of the Acquiror Shareholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 6.7) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and Merger Sub of this Agreement and each Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party have been duly and validly authorized and approved by the Acquiror Board and the board of directors of Merger Sub and this Agreement will, within 24 hours of its execution and delivery by all of the Parties, be approved by Acquiror as the sole shareholder of Merger Sub. This

Agreement has been, and each of the Ancillary Agreements to which Acquiror or Merger Sub is, or is contemplated to be, a party has been or will be, as applicable, duly and validly executed and delivered by Acquiror or Merger Sub, as applicable, and this Agreement constitutes and each Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party constitutes or, upon execution prior to the Closing, as applicable, will constitute, a legal, valid and binding obligation of Acquiror or Merger Sub, as applicable (assuming, in each case, the due and valid execution and delivery by each of the other parties thereto), enforceable against Acquiror or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Prior to Acquiror’s execution and delivery of this Agreement, at a meeting duly called and held, the Acquiror Board has taken the Acquiror Board Actions, and, as of the date hereof, none of the Acquiror Board Actions has been rescinded, withdrawn or modified. No other corporate action with respect to the Acquiror is required on the part of Acquiror or any of its shareholders to enter into this Agreement or the Ancillary Agreements to which Acquiror is, or is contemplated to be, a party or to approve the Merger, the Domestication, the PIPE Investment or the other transactions contemplated hereby, except for the Acquiror Shareholder Approval.

(c) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) the Transaction Proposal identified in clause (A) of Section 9.2(c) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Cayman Class B Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii) each of those Transaction Proposals identified in clause (B) or (C) of Section 9.2(c) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Cayman Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Acquiror Board and held for such purpose; and

(iii) each of those Transaction Proposals identified in clause (D), (E), (F), (G), (H), (I), (J), or (K) of Section 9.2(c), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Cayman Ordinary Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Acquiror Board and held for such purpose.

(d) The votes described in Section 6.2(c) are the only votes of the holders of Equity Securities of Acquiror necessary in connection with the consummation of the Merger, the Domestication, the PIPE Investment and the other transactions contemplated by this Agreement.

(e) The Acquiror Warrant Proposal shall require approval by an affirmative vote of the holders of (i) at least 50% of the outstanding Acquiror Public Warrants and (ii) at least 50% of the outstanding Acquiror Private Placement Warrants. The votes described in this Section 6.2(e) are the only votes of the holders of Equity Securities of Acquiror necessary to qualify the Acquiror Warrants for classification as equity instruments (rather than liabilities) of Acquiror from and after the effectiveness of such amendments under GAAP and other applicable accounting standards.

Section 6.3. No Conflict. Subject to receipt of the Acquiror Shareholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 6.5, the execution and delivery of this Agreement by Acquiror and Merger Sub and each of the Ancillary Agreements to which Acquiror and Merger Sub is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under, the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in any breach of or default under, any Law applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result (with or without due notice or lapse of time or both) in any breach of or default under, or require any consent or waiver to be obtained under, or result in the loss of any right or benefit of the Company or any of its Subsidiaries under, or give rise to any right of termination, cancellation or acceleration under, or cause the termination or cancellation of, any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound or (d) result in the creation of any Lien on any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not, individually or in the aggregate, (i) be material to Acquiror or (ii) have, or reasonably be expected to have, a material and adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under and consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 6.4. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) for (i) applicable requirements of the HSR Act, (ii) the filing of the Merger Certificate in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, (iii) the filing of the Certificate of Domestication and the Acquiror Delaware Charter in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State and any filings required to be made with the Cayman Registrar in connection with the Domestication, and (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws and (b) as set forth in Section 6.4 of the Acquiror Disclosure Letter.

Section 6.5. Litigation and Proceedings. Except as would not be material to Acquiror or Merger Sub, (a) there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror or Merger Sub or any of their respective properties or assets or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in each case, in their respective capacities as such), (b) there is no investigation or other inquiry pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub or any of their respective properties or assets or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in each case, in their respective capacities as such) and (c) there is no outstanding Governmental Order imposed upon, or to the knowledge of the Company, threatened against, Acquiror or Merger Sub, nor are any of the properties or assets of Acquiror or Merger Sub bound by or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. Each of Acquiror and Merger Sub is, and since the Acquiror Inception date, in the case of Acquiror, and since the date of Merger Sub’s incorporation, in the case of Merger Sub, has been, in compliance with all applicable Laws in all material respects. During the past two years, neither Acquiror nor Merger Sub has received any written notice of any material violation of applicable Law by Acquiror or Merger Sub, and, to the knowledge of Acquiror, no Action alleging any material violation of any Law by Acquiror or Merger Sub is currently pending or threatened against Acquiror or Merger Sub. To the knowledge of Acquiror, no investigation or review by any Governmental Authority of which Acquiror or Merger Sub is the target is pending or threatened as or the date hereof or has been conducted during the past two years, other than those the outcome of which did not or would not result in material liability to Acquiror or Merger Sub.

Section 6.6. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since the Acquiror Inception Date pursuant to the Exchange Act or the Securities Act or other applicable securities Laws other than the Registration Statement, Prospectus and the Proxy Statement (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the date of its filing, and as of the date of any amendment thereof, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other securities Laws applicable to the Acquiror SEC Filings. None of the Acquiror SEC Filings, as of the date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.7. Internal Controls; Listing; Financial Statements.

(a) Acquiror has established and, since the Acquiror IPO Date, has maintained disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and, since the Acquiror IPO Date, has maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since the Acquiror IPO Date, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The Acquiror Cayman Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Market. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Cayman Class A Shares or prohibit or terminate the listing of Acquiror Cayman Class A Shares on the Nasdaq Market.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, shareholders’ equity and cash flows of Acquiror for the period from the Acquiror Inception Date (inception) through December 31, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and

(iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror are, and since the Acquiror Inception Date have been, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror nor, to the knowledge of Acquiror, any independent auditor or Acquiror has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.8. Undisclosed Liabilities. As of the date of this Agreement, except for any Acquiror Transaction Expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby as described herein, there is no other Liability of Acquiror or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 6.9. Absence of Changes. Since December 31, 2020, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party and (b) except as set forth in Section 6.9 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 6.10. Trust Account. As of the date of this Agreement, Acquiror has at least $1,725,000,000.00 in the Trust Account, such monies invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 23, 2021 (the “Trust Agreement”), between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than eligible Acquiror Shareholders who have elected to effect an Acquiror Share Redemption and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than the withdrawal of interest to fund working capital requirements (subject to an aggregate limit of $3,000,000), to pay Taxes and make payments with respect to Acquiror Share Redemptions or redemption of Acquiror Cayman Class A Shares in connection with any amendment to Acquiror’s amended and restated memorandum and articles of association. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default under, in breach of, or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and, as of the Merger Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Merger Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder has validly effected an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 6.11. Investment Company Act; JOBS Act. Acquiror is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act. Acquiror constitutes an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012.

Section 6.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 480,000,000 Acquiror Cayman Common Shares, divided into (A) 400,000,000 Acquiror Cayman Class A Shares, 172,500,000 of which are issued and outstanding as of the date of this Agreement, and (B) 80,000,000 Acquiror Cayman Class B Shares, 43,125,000 of which are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 preference shares of par value $0.0001 each, none of which are issued or outstanding as of the date of this Agreement. Subject to the Domestication, the PIPE Investment and the Acquiror Share Redemptions, the foregoing represent all of the issued or outstanding Acquiror Shares. All issued and outstanding Acquiror Cayman Ordinary Shares (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) Acquiror’s Governing Documents and (y) any other applicable Contracts governing the issuance of such securities and (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, as of immediately after the Closing, each Acquiror Delaware Warrant will be exercisable after giving effect to the Merger and Domestication for one Acquiror Delaware Class A Share at an exercise price of $11.50. As of the date of this Agreement, 53,750,000 Acquiror Cayman Warrants are issued and outstanding, 19,250,000 of which are Acquiror Private Placement Warrants. The Acquiror Delaware Warrants will not be exercisable until the date that is thirty days after the Closing. All outstanding Acquiror Cayman Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing

Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts to which Acquiror is a party or otherwise bound to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as otherwise set forth in this Section 6.12 or in Section 6.12(c) of the Acquiror Disclosure Letter, and other than in connection with the PIPE Investment or the rights of Acquiror’s shareholders to effect Acquiror Share Redemptions as provided in Acquiror’s Governing Documents, Acquiror has no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of Acquiror or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any Equity Securities of Acquiror, (ii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror or (iii) bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, Equity Securities of Acquiror having the right to vote) on any matter on which Acquiror’s shareholders may vote and there are no Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to repurchase, redeem or otherwise acquire any Equity Securities of Acquiror.

(d) The Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration, when issued in accordance with the terms hereof, (i) will be duly authorized and validly issued, fully paid and non-assessable, (ii) will have been issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities and (iii) other than as expressly contemplated by any Ancillary Agreement, will not be subject to, and will not have been issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Other than this Agreement and the applicable Ancillary Agreements, Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13. PIPE Investment. Prior to the execution of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror Delaware Class A Shares for a PIPE Investment Amount of $775,000,000. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the applicable PIPE Investor party thereto, and neither the execution or delivery thereof by Acquiror nor the performance of Acquiror’s obligations under any such Subscription Agreement violates, or will at the Closing violate, any Laws. Each Subscription Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and as of the date hereof, no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to Acquiror’s knowledge, by any PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investor to pay to Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreement as and when due pursuant to the terms thereof, and, as of the date hereof, Acquiror does not know of any fact or circumstance that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied as of the Closing (as defined in such Subscription Agreement) or the PIPE Investment Amount not being available in full to Acquiror on the Closing Date. No event has occurred that (with or without notice, lapse of time or both) would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to perform or satisfy, or cause to be performed or satisfied, on a timely basis any obligation to be satisfied by it or any condition, in each case, contained in any Subscription Agreement. No fees, consideration or other discounts are, or will be, payable to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.14. Brokers’ Fees. Except as set forth in Section 6.14 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates, except for any such fee or commission payable solely by an Affiliate of Acquiror (other than Merger Sub).

Section 6.15. Indebtedness; SPAC Expenses. Merger Sub does not have any Indebtedness or unpaid Liabilities. To the knowledge of Acquiror, the Indebtedness and other unpaid Liabilities of Acquiror as of the date of this Agreement (including in respect of deferred underwriting commissions and costs and expenses incurred in respect with other prospective Business Combinations and of Acquiror’s initial public offering) do not exceed, in the aggregate, the amount set forth in Section 6.15 of the Acquiror Disclosure Letter.

Section 6.16. Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable by Acquiror or Merger Sub (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid, except for claims, assessments, deficiencies or proposed adjustments (i) being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (ii) as set forth in Section 6.16(d) of the Acquiror Disclosure Letter or disclosed in the notes to Acquiror’s financial statements.

(e) There are no Tax audits, examinations or other Actions with respect to any material Taxes of Acquiror or Merger Sub presently in progress or pending, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or Merger Sub.

(f) Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to have a material effect on Acquiror or Merger Sub.

(g) No written and unresolved claim has been made by any Governmental Authority in any jurisdiction in which Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(h) Neither Acquiror nor Merger Sub has a “permanent establishment” (within the meaning of an applicable income Tax treaty or convention) in any country other than the United States or the country under the Laws of which Acquiror or Merger Sub, as applicable, is organized), or is subject to income Tax in a jurisdiction outside the country under the Laws of which Acquiror or Merger Sub, as applicable, is organized.

(i) Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and Merger Sub and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.

(j) Neither Acquiror nor Merger Sub has been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code.

(k) Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror or Merger Sub) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group consisting solely of Acquiror and Merger Sub.

(l) Neither Acquiror nor Merger Sub has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(m) Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing other than in the ordinary course of business, (iii) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing or (v) by reason of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).

(n) Acquiror and Merger Sub have not taken any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Acquiror and Merger Sub, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of the Company or any of its Subsidiaries not contemplated by this Agreement and/or any Ancillary Agreement, that could reasonably be expected to prevent the merger from qualifying for the Intended Tax Treatment.

(o) Acquiror has never owned any Equity Securities of another Person (other than Merger Sub).

Section 6.17. Business Activities.

(a) Since its incorporation or organization, as applicable, neither Acquiror nor Merger Sub has conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no Contract or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Merger Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, has no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof, and except for this Agreement and the Ancillary Agreements (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $150,000 monthly or $250,000 in the aggregate with respect to any individual Contract, other than with respect to the Acquiror Transaction Expenses. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 6.18. Nasdaq Stock Market Quotation. The Acquiror Cayman Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Market under the symbol “SRNG”. The Acquiror Cayman Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Market under the symbol “SRNGW”. As of the Closing, after the Domestication, the Acquiror Delaware Class A Shares and the Acquiror Delaware

Warrants will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Nasdaq Market. Acquiror is in compliance with Nasdaq rules and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC seeking to deregister the Acquiror Cayman Class A Shares or the Acquiror Cayman Warrants or terminate the listing of the Acquiror Cayman Class A Shares or the Acquiror Cayman Warrants on the Nasdaq Market. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Cayman Class A Shares or Acquiror Cayman Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.19. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 6.20. No Additional Representation or Warranties.

(a) Except as provided in this Article VI, neither Acquiror nor Merger Sub nor any Related Person of Acquiror or Merger Sub has made, or is making, any representation or warranty whatsoever to the Company or any of its Related Persons and none of Acquiror, Merger Sub or any of their respective Related Persons shall be liable in respect of the accuracy or completeness of any information provided to the Company or any of its Related Persons.

(b) Acquiror, Merger Sub, the Acquiror Insiders and their respective Representatives have made their own investigation of the Company and its Subsidiaries and, except as provided in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company or any of its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Subsidiaries or any of their respective Related Persons or otherwise. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror, any Acquiror Insider or any of their respective Representatives) or reviewed by Acquiror, any Acquiror Insider or any of their respective Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or may hereafter be provided to Acquiror, any Acquiror Insider or any of their respective Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that the assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as explicitly required or permitted by this Agreement or any Ancillary Agreement to which the Company is a party (including as necessary to effect the Company Recapitalization in accordance with Section 2.2), as required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to operate the business of the Company and its Subsidiaries in the ordinary course and use reasonable best efforts to preserve the present business and operations and goodwill of the Company. Without limiting the generality of the foregoing, the Company shall not, and the Company shall cause its Subsidiaries not to, except (w) as otherwise expressly required or permitted by this Agreement or any Ancillary Agreement (including as necessary to effect the Company Recapitalization in accordance with Section 2.2), (x) as required by Law, (y) as consented to by Acquiror in writing (which consent with respect to paragraphs (b), (c) (other than clause (i), (ii) and (iii) thereof), (d), (e), (g), (h), (i), (k), (m), (n), (o), (p) or (s) (to the extent relating to the foregoing paragraphs) of this Section 7.1 shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 7.1 of the Company Disclosure Letter:

(a) amend, restate, supplement or otherwise modify any provision of the Governing Documents of the Company;

(b) incorporate, form or organize any new direct or indirect Subsidiary of the Company or engage in any new line of business that is materially different from the general nature of the businesses of the Company and its Subsidiaries as of the date hereof;

(c) (i) pay, make, declare or set aside any dividend or distribution in respect of any Equity Security of the Company, (ii) split, combine, reclassify or otherwise amend or modify any terms of any Equity Security of the Company or any of its Subsidiaries, other than any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction, (iii) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding Equity Security of the Company or any of its Subsidiaries, other than, in the case of this clause (iii), (A) in connection with the forfeiture or cancellation of any such Equity Security for no consideration, (B) the surrender of Company Common Shares by holders of Company Options in order to pay the exercise price of any Company Option, (C) the withholding of Company Common Shares to satisfy tax obligations with respect to any Company Equity Awards or (D) transactions between the Company and any of its wholly owned Subsidiaries or between any two or more wholly owned Subsidiaries of the Company, (iv) grant, issue, transfer, sell or otherwise dispose of, or authorize to issue, sell, or otherwise dispose of, any Equity Securities in the Company (other than any grant of any equity awards under any Company Incentive Plan in the ordinary course of business consistent with past practice) or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Securities or enter into other agreements or commitments of any character obligating it to issue any Equity Securities;

(d) enter into, modify or amend in any material respect or terminate (other than by expiration in accordance with the terms of any Contract without an auto-renewal or similar term) any Contract of a type required to be listed in Section 5.13(a) of the Company Disclosure Letter or any Real Property Lease, in each case, other than in the ordinary course of business;

(e) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, (ii) incur or assume any Indebtedness for borrowed money or (iii) guarantee any indebtedness for borrowed money of a third party, except, in the case of each of the foregoing clauses (i) through (iii), in an aggregate amount not to exceed $500,000;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or any of its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions between the Company and any of its Subsidiaries or between any two or more of the Company’s Subsidiaries and (iii) transactions in the ordinary course of business;

(g) make or commit to make any capital expenditures other than in an amount not exceeding $100,000,000 in the aggregate;

(h) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(i) waive, release, settle, compromise or otherwise resolve any Action, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $10,000,000 (net of any amounts covered by insurance) in the aggregate;

(j) authorize, recommend, propose or announce an intention to adopt a plan of, or otherwise enter into or effect any, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(k) (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would reasonably be expected to give rise to any claim or assessment of Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m) except in the ordinary course of business consistent with past practice or as otherwise required by any existing Company Benefit Plan or any Contract listed in Section 5.13 of the Company Disclosure Letter, (i) grant any severance, retention, change-of-control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business, (ii) terminate, adopt, enter into or amend any material Company Benefit Plan, or (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider;

(n) enter into, amend, extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(o) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or Liabilities on the part of the Company under the federal Work Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” Law;

(p) enter into or materially amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions (x) relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth in Section 5.31 of the Company Disclosure Letter as existing on the date of this Agreement or (y) in the ordinary course of business consistent with past practice;

(q) except as required by GAAP (or any interpretation thereof) or applicable Law, make any change in accounting methods, principles or practices;

(r) (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of, any right, title or interest of the Company or its Subsidiaries in Company Owned Intellectual Property (other than non-exclusive licenses to Company Owned Intellectual Property granted in the ordinary course of business, exclusive licenses to customers with respect to Intellectual Property developed for or utilized by such customers pursuant to agreements entered in the ordinary course of business or Company Owned Intellectual Property abandoned in the ordinary course of business consistent with past practice in the Company’s reasonable business judgment); (ii) disclose any Trade Secrets to any third party that is not subject to a Contract to maintain confidentiality; or (iii) subject any source code for any Company Software to any Copyleft License; or

(s) enter into any agreement to take any action prohibited under this Section 7.1.

Section 7.2. Inspection. During the Interim Period, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, and solely for purposes in furtherance of the consummation of the transactions contemplated hereby (including transition and integration planning) to all of the respective properties (other than for purposes of performing any testing, sampling or analysis of any properties, facilities or equipment of the Company or any of its Subsidiaries), books, Contracts, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all historical or prospective financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such Representatives may reasonably request, to the extent then available, except, in each case, to the extent that the Company reasonably determines that providing such access would (a) unreasonably disrupt the normal operations of the Company or any of its Subsidiaries, (b) violate any contractual, fiduciary or legal duty or obligation to which the Company or any of its Subsidiaries is subject (provided that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), (c) result in the loss of the ability of the Company or any of its Subsidiaries to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which the Company or any of its Subsidiaries, on the one hand, and Acquiror, Merger Sub, any Acquiror Insider or any of their respective Affiliates, on the other hand, are adverse parties. Additionally, in the event that any litigation related to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Company Board (or any member thereof) prior to the Closing, the Company shall promptly notify Acquiror of such pending or threatened litigation and shall keep Acquiror reasonably informed with respect to the status thereof. All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

Section 7.3. Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable, the Company shall deliver to Acquiror (a) the audited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2020, audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (provided that such financial statements shall not be required to include a signed audit opinion, which signed audit opinion shall instead be delivered concurrently with the filing of the Registration Statement with the SEC) (the “2020 Audited Financial Statements”) and (b) any other audited or unaudited financial statements of the Company and its consolidated subsidiaries that are required by applicable Law to be included in the Registration Statement (the financial statements described in the foregoing clauses (a) and (b), collectively, the “Closing Company Financial Statements”).

Section 7.4. Affiliate Agreements. The Company shall terminate or settle all Affiliate Agreements identified in Section 7.4 of the Company Disclosure Letter at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, except as set forth in Section 7.4 of the Company Disclosure Letter.

Section 7.5. Acquisition Proposals. During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives not to, (a) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or respond to any inquiries or proposals by, any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal (other than to inform such Person of the Company’s obligations pursuant to this Section 7.5) or afford to any Person access to the business, properties, assets, information or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state for purposes of facilitating an Acquisition Proposal, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (e) resolve or agree to do any of the foregoing. The Company shall promptly (and in any event within two (2) Business Days after receipt thereof) notify Acquiror in writing of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes an Acquisition Proposal and keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.1. Employee Matters.

(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an equity incentive plan (the “EIP”), and an employee stock purchase plan (the “ESPP”) in the form provided by the Company to Acquiror prior to the Closing Date with terms consistent with this Section 8.1(a) and as otherwise determined by the Company. The EIP and the ESPP shall each provide for the ability to grant and recycle Acquiror Delaware Class A Shares and Acquiror Delaware Class B Shares (including any shares subject to forfeited Acquiror Options, Acquiror Restricted Stock Awards or Acquiror Restricted Stock Unit Awards), except that the Persons identified in Section 8.1(a) of the Company Disclosure Letter shall not be eligible to receive Acquiror Delaware Class B Shares under the EIP. The EIP shall initially reserve a number of Acquiror Delaware Class B Shares constituting no less than 10% of total number of Acquiror Delaware Common Shares outstanding on a fully diluted basis, as determined at the Closing, plus the Remaining Earn-out Shares. A committee composed of a subset of the Persons identified in Section 8.1(a) of the Company Disclosure Letter shall have the authority to grant equity awards under the EIP covering the Remaining Earn-out Shares and any Earn-out Shares that return the EIP as a result of the forfeiture or net settlement (including for taxes) of Acquiror Options, Acquiror Restricted Stock Awards and Acquiror Restricted Stock Unit Awards, except that such committee may not make any such grants to any of the Persons identified in Section 8.1(a) of the Company Disclosure Letter. The ESPP shall initially reserve a number of Acquiror Delaware Class B Shares constituting no less than 1% of the total number of Acquiror Delaware Common Shares outstanding on a fully diluted basis, as determined at the Closing. Each of the EIP and the ESPP shall include an “evergreen” provision pursuant to which the number of Acquiror Delaware Class B Shares reserved for issuance under such equity plan shall be increased automatically each year by 4% (in the case of the EIP) or 1% (in the case of the ESPP) of the aggregate number of Acquiror Delaware Common Shares then outstanding. Within five Business Days following the expiration of the 60-day period following the date on which Acquiror files current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Delaware Common Shares issuable under the EIP and the ESPP.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 8.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.2. Trust Account Proceeds and Related Available Equity. Upon satisfaction (or, to the extent permitted by applicable Law, waiver by the applicable Party or Parties entitled to the benefit thereof) of all of the conditions set forth in Article X (other than the Domestication Condition and those conditions that by their nature or terms are to be satisfied at the Closing), Acquiror shall provide notice (in accordance with the terms of the Trust Agreement) thereof to the Trustee and (a) pursuant to and in accordance with the Trust Agreement, (a) Acquiror (i) shall cause any notices, certificates, opinions or other documents required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered at the time and in the manner required under the Trust Agreement and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, at the Closing, (A) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (B) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.3. Listing Matters.

(a) During the Interim Period, Acquiror shall maintain its listing on the Nasdaq Market and, in the event that Acquiror receives any notice that Acquiror has failed to satisfy any Nasdaq listing requirement, shall provide prompt written notice of the same to the Company, including a copy of any written notice thereof received from Nasdaq.

(b) Prior to the Closing, Acquiror shall use reasonable best efforts to cause the Acquiror Delaware Class A Shares to be issued in connection with the transactions contemplated hereby to be approved for listing on the Listing Exchange (subject to notice of issuance) prior to the Closing under a ticker symbol to be selected by the Company, including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq or NYSE, as applicable, with respect to such Acquiror Delaware Class A Shares. Each of the Company and Acquiror shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party in connection with the preparation and filing of the Listing Application. Acquiror will use reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq or NYSE, as applicable, as promptly as practicable after such filing. Acquiror shall not submit the Nasdaq Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq or NYSE, as applicable, with respect thereto, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from Nasdaq or NYSE, as applicable, or any request from Nasdaq or NYSE, as applicable, for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any of its Representatives, on the one hand, and Nasdaq or NYSE, as applicable, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq or NYSE, as applicable, and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq or NYSE, as applicable. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the Listing Exchange (subject to official notice of issuance) of the Acquiror Delaware Class A Shares to be issued in connection with the transactions contemplated hereby.

Section 8.4. No Solicitation by Acquiror. During the Interim Period, Acquiror shall not, and shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, any Person with respect to a Business Combination Proposal (other than to inform such Person of Acquiror’s obligations pursuant to this Section 8.4) or (iii) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives. From and after the date hereof, Acquiror shall, and shall instruct and cause its Representatives, its Affiliates and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives).

Section 8.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as expressly required or permitted by this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is a party (including as contemplated by the PIPE Investment and as necessary to effect the Domestication), as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), use reasonable best efforts to operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, Acquiror shall not, and shall cause Merger Sub not to, except (w) as otherwise expressly required or permitted by this Agreement or any Ancillary Agreement (including as contemplated by the PIPE Investment and as necessary to effect the Domestication), (x) as required by Law, (y) as consented to by the Company in writing (which consent with respect to clauses (iii), (v), (vi), (vii) and (viii) (to the extent relating to the foregoing items) of this Section 8.5(a) shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 8.5(a) of the Acquiror Disclosure Letter:

(i) amend, restate, supplement or otherwise modify or waive any provision of (or seek any approval from the Acquiror Shareholders to amend, restate, supplement or otherwise modify or waive any provision of) the Trust Agreement, the Acquiror Warrants, the Warrant Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals or the Acquiror Warrant Proposal;

(ii) (A) pay, make, declare or set aside any dividend or distribution in respect of any Equity Security of Acquiror or Merger Sub, (B) split, combine, reclassify or otherwise amend or modify any terms of any Equity Security of Acquiror or Merger Sub or (C) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding Equity Security of Acquiror or Merger Sub, other than to provide eligible Acquiror Shareholders with the opportunity to effect Acquiror Share Redemptions as required by Acquiror’s Governing Documents;

(iii) make or change any material election in respect of Taxes, (A) amend, modify or otherwise change any filed material Tax Return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (C) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (D) settle any claim or assessment in respect of Taxes, (E) surrender or allow to expire any right to claim a refund of material Taxes; or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would reasonably be expected to give rise to any claim or assessment of Taxes;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(v) enter into, renew, terminate, amend, restate, supplement or otherwise modify or waive any provision of any transaction or Contract (including the Insider Letter) with any Affiliate of Acquiror or Merger Sub, any Acquiror Insider or any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

(vi) other than Acquiror Transaction Expenses, incur, assume or otherwise become liable for (whether directly or indirectly, absolutely or contingently or otherwise) any Indebtedness or Liability or guarantee any Indebtedness or Liability of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of its Subsidiaries or guarantee any debt securities of another Person, other than Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and not exceeding $100,000 in the aggregate;

(vii) (A) issue any Equity Securities of Acquiror, other than the issuance of the Aggregate Equity Value Consideration and the issuance of the Aggregate Earn-out Value Consideration, (B) grant any options, warrants or other equity-based awards with respect to Equity Securities of Acquiror not outstanding on the date hereof or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement to take any action prohibited under this Section 8.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Merger Effective Time:

(a) the Acquiror Board shall consist of eight directors, which initially shall be those individuals identified in Section 8.6(a) of the Company Disclosure Letter; and

(b) the initial officers of Acquiror shall be as set forth in Section 8.6(b) of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Merger Effective Time.

Section 8.7. Indemnification and Insurance.

(a) From and after the Merger Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (ii) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company, Acquiror or any of their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (A) maintain for a period of not less than six years following the Closing Date provisions in its Governing Documents concerning the indemnification, exoneration and exculpation (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as in effect on the date of this Agreement, and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 8.7.

(b) For a period of six years following the Closing Date, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to each of Acquiror and the Company) on terms substantially the same as (and, in any event, not less favorable in the aggregate than) the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, however, that if the premium for such insurance would exceed such amount or such coverage is not otherwise available, then Acquiror shall purchase and maintain the maximum coverage available for three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, further, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms substantially the same as (and, in any event, not less favorable in the aggregate than) the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 8.7.

(d) Prior to or at the Closing, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with each Person who shall be a director or an officer of Acquiror immediately after the merger Effective Time, which indemnification agreements shall continue to be effective following the Closing.

(e) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of the Company, any other indemnification arrangement, any Law or otherwise. The provisions of this Section 8.7 expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.7.

Section 8.8. Acquiror Public Filings. From the date hereof through the Merger Effective Time, Acquiror will keep current and timely file all periodic reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.9. PIPE Subscriptions. Unless otherwise approved in writing by the Company, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. For purposes of satisfying the condition set forth in Section 10.3(d), Acquiror may enter into additional Subscription Agreements with the Company’s prior written consent as long as the purchase price is at least $10.00 per PIPE share so subscribed for. The proceeds raised pursuant to such additional Subscription Agreement(s) shall be included in the determination of the Acquiror Closing Cash Amount.

ARTICLE IX

JOINT COVENANTS

Section 9.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent necessary, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests pursuant to the HSR Act.

(b) Each of the Company and Acquiror shall (and, to the extent necessary, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Each Party shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Outside Deadline) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d) To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each such Party shall permit counsel to the other such Party an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party or any of its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the Parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay 50% of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 9.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (A) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (x) the Acquiror Delaware Common Shares and Acquiror Delaware Warrants to be issued in exchange for the issued and outstanding Acquiror Cayman Common Shares, Acquiror Cayman Warrants and Acquiror Cayman Units in the Domestication, (y) the Acquiror Delaware Common Shares that constitute the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration and (z) the Acquiror Delaware Warrants to be issued in exchange for the issued and outstanding Company Preferred Warrants (the Equity Securities of Acquiror described in the foregoing clauses (x), (y) and (z), collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, neither Acquiror nor its tax advisors are obligated to provide any opinion that the Domestication qualifies as a reorganization within the meaning of Section 368(a) of the Code or that the transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment (other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of such transactions included in the Proxy Statement/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC). Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” Governmental Authorizations required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the

Company, its Subsidiaries and any of their respective holders of Equity Securities as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other such Party all information concerning itself and its Subsidiaries, officers, directors, managers and holders of Equity Securities and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any Governmental Authority or to Nasdaq or NYSE, as applicable, in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror shall cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Delaware Common Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Merger Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Warrantholder Approval. As promptly as practicable following the execution and delivery of this Agreement, Acquiror shall prepare a consent solicitation in accordance with the Acquiror Warrants, the Warrant Agreement, Acquiror’s Governing Documents, applicable Law (including the Companies Act) and Nasdaq rules, in a form approved by the Company, to be delivered to the holders of Acquiror Warrants (the “Consent Solicitation”) for the purpose of soliciting approvals or consents from such holders to effect such amendments to the Warrant Agreement in order to qualify the Acquiror Warrants for classification as equity instruments (rather than liabilities) of Acquiror from and after the effectiveness of such amendments under GAAP and other applicable accounting standards (the “Acquiror Warrant Proposal”). Acquiror shall use commercially reasonable efforts to (i) cause the Consent Solicitation to be disseminated to the holders of Acquiror Warrants in compliance with the Acquiror Warrants, the Warrant Agreement, Acquiror’s Governing Documents, applicable Law (including the Companies Act) and Nasdaq rules as promptly as practicable following the execution and delivery of this Agreement and (ii) obtain the Acquiror Warrantholder Approval as promptly as practicable following the execution and delivery of this Agreement (and, in any event, prior to the Closing); provided that in no event shall Acquiror or Merger Sub be obligated to bear any expense or pay any amount (except for any filing or registration fee with the SEC and customary fees to a consent solicitation agent) or grant any concession in connection with obtaining the Acquiror Warrantholder Approval.

(c) Acquiror Shareholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (y) duly give notice of and convene and hold a meeting of the Acquiror Shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) for a date no later than 30 Business Days following the date on which the Registration Statement is declared effective under the Securities Act and (z) solicit proxies from the holders of Acquiror Cayman Ordinary Shares to vote in favor of each of the Transaction Proposals and solicit proxies from the holders of Acquiror Warrants to vote in favor of the Acquiror Warrant Proposal, and (ii) provide the Acquiror Shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to the Acquiror Shareholders: (A) the approval of the change of Acquiror’s jurisdiction of incorporation to the State of Delaware, (B) approval of the change of Acquiror’s name to “Ginkgo Bioworks Holdings, Inc.”, (C) the amendment and restatement of Acquiror’s Governing Documents, in the form attached as Exhibit A and Exhibit B, respectively (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and Nasdaq rules, (E) the approval of the issuance of Acquiror Delaware Common Shares in connection with the Domestication and the Merger, (F) the approval of the issuance of more than one percent (1%) of Acquiror’s outstanding common stock to a “related party” pursuant to Nasdaq rules as contemplated by the Subscription Agreements with the applicable PIPE Investors, to the extent applicable, (G) the approval of the adoption by Acquiror of the EIP and the ESPP, (H) the election of directors effective as of the Closing as contemplated by Section 8.6, (I) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (J) the adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (K) the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals described in the foregoing clauses (A) through (K), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Acquiror Board shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of any of the Acquiror Board Actions, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals. Acquiror shall adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval if the Acquiror Shareholder Approval shall not have been obtained at the Acquiror Shareholders’ Meeting, (ii) if a quorum is absent, or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided that the Acquiror Shareholders’ Meeting will not be adjourned to a date that is (x) more than 30 days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) or (y) later than three Business Days prior to the date on which the Outside Deadline occurs. Acquiror agrees that it shall provide the holders of Acquiror Cayman Class A Shares the opportunity to elect redemption of such Acquiror Cayman Class A Shares in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(d) Company Stockholder Approval.

(i) As promptly as reasonably practicable (and in any event within two (2) Business Days) after the Registration Statement becomes effective, the Company shall: (A) recommend approval and adoption of this Agreement and the Transactions consistent with the Company Board Actions and (B) solicit approval of this Agreement and the transactions contemplated hereby in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Stockholder Support Agreements) and any other Company Stockholders as the Company may determine in its reasonable discretion, or, in the event that the Company is not able to obtain the Written Consent, the Company shall duly and promptly convene a meeting of the Company Stockholders for the purpose of voting upon the adoption of this Agreement and the transactions contemplated hereby.

(ii) If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL; provided that, Acquiror shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable stockholders.

Section 9.3. Support of Transaction. Without limiting any covenant contained in Article VII, or Article VIII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, (i) no action taken by the Company under and in furtherance of this Section 9.3 will constitute a breach of Section 7.1, (ii) no action taken by Acquiror or Merger Sub under and in furtherance of this Section 9.3 will constitute a breach of Section 8.5 and (iii) in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any amount (except for any filing or registration fee with a Governmental Authority) or grant any concession in connection with obtaining any such consents or approvals.

Section 9.4. Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Company Transaction Expenses.

Section 9.5. Section 16 Matters. Prior to the Domestication Effective Time, Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of any Equity Security of Acquiror that occurs or is deemed to occur by reason of the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.6. Cooperation; Consultation.

(a) Prior to the Closing, each of the Company and Acquiror shall, and each of them shall cause its Subsidiaries and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the Parties’ mutual agreement), including (if mutually agreed by the Parties) (a) by providing such information and assistance as the other Party may reasonably request, (b) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the Acquiror Common Shares during such period, including by consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless as set forth in Section 6.14 of the Acquiror Disclosure Letter or otherwise mutually agreed by the Company and Acquiror in writing.

Section 9.7. Transaction Litigation. During the Interim Period, in the event that any litigation related to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, including demands for appraisal of any Dissenting Shares (collectively, “Transaction Litigation”), is, in the case of Acquiror, brought or, to the knowledge of Acquiror, threatened in writing, against any of Acquiror, Merger Sub or the Acquiror Board (or any member thereof) or, in the case of the Company, brought or, to the Company’s knowledge, threatened in writing, against any of the Company, any of its

Subsidiaries or the Company Board (or any member thereof), Acquiror and the Company shall, as applicable, promptly notify the other of such pending or threatened litigation and shall keep the other reasonably informed with respect to the status thereof. Acquiror and the Company shall each provide the other the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other’s advice with respect to any such litigation and shall not settle or agree to settle any such litigation or consent to the same without the written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.1. Conditions to Obligations of Acquiror, Merger Sub, and the Company. The respective obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Acquiror, Merger Sub and the Company), as of the Closing, of the following conditions:

(a) the Acquiror Shareholder Approval shall have been duly obtained in accordance with the Companies Act, Acquiror’s Governing Documents and Nasdaq rules;

(b) the Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents;

(c) the Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC which remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC which remains pending;

(d) the applicable waiting period(s) (and any extension(s) thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) there shall not be in effect any Governmental Order or other Law from any Governmental Authority of competent jurisdiction that enjoins, prohibits or makes illegal the consummation of the Merger or any other transaction contemplated in Article II, Article III or Article IV;

(f) Acquiror shall have, and shall not have redeemed Acquiror Cayman Class A Shares in an amount that would cause Acquiror not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to any payments required to be made in connection with Acquiror Share Redemptions and the PIPE Investment Amount; and

(g) the Acquiror Delaware Class A Shares to be issued in connection with the transactions contemplated hereby shall have been approved for listing on the Listing Exchange (subject only to official notice of issuance thereof).

Section 10.2. Conditions to Obligations of Acquiror and Merger Sub. The respective obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Acquiror and Merger Sub), as of the Closing, of the following additional conditions:

(a) each of the representations and warranties of the Company contained in (i) Section 5.6(a), Section 5.6(e) and the first sentences of clauses (b), (c) and (d) of Section 5.6 (Capitalization of the Company) shall be true and correct in all but de minimis respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) in all but de minimis respects as of such earlier time, (ii) each of Section 5.1 (Company Organization), Section 5.3 (Due Authorization), clause (a) of Section 5.4 (No Conflict), Section 5.6 (Capitalization of the Company) (other than the representations and warranties contained in Section 5.6 that are identified in the preceding clause (i)), Section 5.7 (Capitalization of Subsidiaries) and Section 5.17 (Broker’s Fees) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) in all material respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) in all material respects as of such earlier time, (iii) Section 5.10 (Absence of Changes) shall be true and correct in all respects as of the Closing Date as though then made and (iv) Article V (other than the representations and warranties addressed by the preceding clause (i), (ii) or (iii)) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) as of the Closing as though then made, except, (A) where the failure of any such representation or warranty to be so true and correct does not constitute a Company Material Adverse Effect or (B) to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) as of such earlier time, except where the failure of any such representation or warranty to be so true and correct does not constitute a Company Material Adverse Effect; provided that the failure of any representation or warranty of the Company contained in Article V (other than the representations and warranties addressed by the preceding clause (i), (ii) or (iii)) to be true and correct at and as of the Closing as a result of the taking or omission of any action required or expressly permitted to be taken or omitted, as applicable, under this Agreement or any Ancillary Agreement (including in connection with the Pre-Closing Recapitalization) in compliance with the provisions hereof or thereof (as they may be amended, supplemented or otherwise modified prior to the Closing in accordance with the terms hereof or thereof) shall not be taken into account in determining whether the condition set forth in this Section 10.2(a)(iv) has been satisfied;

(b) the Company shall have performed or complied with in all material respects all agreements and covenants required under this Agreement to be performed or complied with by it at or prior to the Closing;

(c) there shall not have occurred any Company Material Adverse Effect after the date of this Agreement the material adverse effects of which are continuing; and

(d) the Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(c) have been satisfied.

Section 10.3. Conditions to Obligation of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company), as of the Closing, of the following additional conditions:

(a) each of the representations and warranties of Acquiror and Merger Sub contained in (i) Section 6.12 shall be true and correct in all but de minimis respects as of the Closing, (ii) Article VI (other than Section 6.12) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or similar qualification set forth therein) in all material respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or similar qualification set forth therein) in all material respects as of such earlier time;

(b) Acquiror and Merger Sub shall have performed or complied with in all material respects all agreements and covenants required under this Agreement to be performed or complied with by them at or prior to the Closing;

(c) Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror and an officer of Merger Sub, dated as of the Closing Date, certifying that, to the knowledge and belief of such officers, the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied;

(d) the Acquiror Closing Cash Amount shall not be less than the Minimum Acquiror Closing Cash Amount;

(e) the Domestication shall have been completed as provided in Section 2.1(a), and a time-stamped copy of the Certificate of Domestication issued by the Delaware Secretary of State shall have been delivered to the Company (the condition set forth in this Section 10.3(e), the “Domestication Condition”);

(f) Acquiror shall have delivered to the Company evidence reasonably acceptable to the Company that the Acquiror Board will be constituted, immediately after the Closing, as provided in Section 8.6(a); and

(g) each of Acquiror and Sponsor shall have duly executed and delivered a counterpart of the Registration Rights Agreement to the other parties thereto.

Section 10.4. Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act or to take such actions (in each case, if such act or action is required by this Agreement) as may be necessary to cause the conditions of the other Party to be satisfied.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company and Acquiror;

(b) by either the Company or Acquiror:

(i) if any Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Governmental Order or other Law which has become final and non-appealable and remains in effect and has the effect of making the consummation of the Merger or any other transaction contemplated in Article II, Article III or Article IV illegal or otherwise permanently preventing or prohibiting the consummation of the Merger or such other transaction; provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Merger or such other transaction would not be illegal or otherwise permanently prevented or prohibited;

(ii) if the Closing has not occurred before 5:00 p.m., Eastern Time, on November 11, 2021 (such time on such date, the “Outside Deadline”); provided that (A) if any Action for specific performance or other equitable relief by the Company with respect to this Agreement or any Ancillary Agreement or any of the transaction contemplated hereby or thereby is pending in a court specified in Section 12.14(a) as of the Outside Deadline, then the Outside Deadline shall be automatically extended until 5:00 p.m., Eastern Time, on the date that is the earlier of (x) 30 days after the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and (y) the Business Combination Deadline Date, and such extended time shall be the “Outside Deadline” for all purposes under this Agreement, and (B) the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the failure of the Closing to have occurred before the Outside Deadline; or

(iii) if the Acquiror Shareholder Approval has not been obtained at the Acquiror Shareholders’ Meeting duly convened therefor (subject to any adjournment or postponement thereof in accordance with Section 9.2(c)).

(c) by the Company:

(i) if any of the representations or warranties of Acquiror or Merger Sub set forth in Article VI has failed to be true and correct, or if Acquiror or Merger Sub has failed to perform or comply with any covenant or agreement set forth in this Agreement, in each case, such that the condition specified in Section 10.3(a) or Section 10.3(b), as applicable, would not be satisfied at the Closing and (A) such failure, by its nature, could not be cured prior to the Outside Deadline through Acquiror’s exercise of its reasonable best efforts or (B) such failure has not been cured by the earlier of (x) the date that is 30 days after the date on which the Company has first notified Acquiror in writing of such failure (or such earlier time after Acquiror’s receipt of such notice as Acquiror has ceased to use reasonable best efforts to cure such failure) and (y) the Outside Deadline; provided that the right to terminate this Agreement pursuant to this Section 11.1(c)(i) shall not be available to the Company at any time at which Acquiror would have the right to terminate this Agreement pursuant to Section 11.1(d)(i); or

(ii) if there has been a Modification in Recommendation.

(d) by Acquiror:

(i) if any of the representations or warranties of the Company set forth in Article V has failed to be true and correct, or if the Company has failed to perform any covenant or agreement set forth in this Agreement, in each case, such that the condition specified in Section 10.2(a) or Section 10.2(b), as applicable, would not be satisfied at the Closing and such failure (A) has not been cured by the earlier of (x) the date that is 30 days after the date on which Acquiror has first notified the Company in writing of such failure and (y) the Outside Deadline or (B) by its nature cannot be cured prior to the Outside Deadline through the Company’s exercise of its reasonable best efforts; provided that the right to terminate this Agreement pursuant to this Section 11.1(d)(i) shall not be available to Acquiror at any time at which the Company would have the right to terminate this Agreement pursuant to Section 11.1(c)(i); or

(ii) if the Company Stockholder Approval has not been obtained within ten Business Days after the Registration Statement has been declared effective by the SEC.

The Party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(a)) shall deliver a written notice of such termination to the other Parties specifying the provision hereof pursuant to which such termination is made and the factual basis therefor.

Section 11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Person, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination, except that the provisions of Section 1.2, this Section 11.2, Article XII and (to the extent related to the foregoing) Section 1.1 shall survive any termination of this Agreement and shall remain legal, valid, binding and enforceable obligations of the Parties in accordance with their respective terms.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 25, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities occurring substantially simultaneously with such initial public offering, and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that cash in the Trust Account may be disbursed only in the circumstances and to the Persons described in the Prospectus and in accordance with the Trust Agreement. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind (whether based on contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any negotiations, Contracts or agreements or transactions with Acquiror. Notwithstanding the foregoing sentence, (a) nothing herein shall limit or prohibit the Company’s right to pursue any claim against Acquiror for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance to consummate the Closing (including any claim for Acquiror to specifically perform its obligations under this Agreement to cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) at the Closing to the Company in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions or otherwise violate the Trust Agreement and (b) nothing herein shall limit or prohibit any claim that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any such funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 12.2. Notices. All notices and other communications under this Agreement between the Parties shall be in writing and shall be deemed to have been duly given, delivered and received (i) when delivered in person, (ii) when delivered after posting in the U.S. mail, having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (provided that, if receipt has not been confirmed (excluding any automated reply, such as an out-of-office notification) then a copy shall be dispatched in the manner described in the preceding clause (iii) no later than 24 hours after such delivery by email) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (i), (ii) and (iii) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (i), (ii) or (iii), as applicable), addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Merger Effective Time, to:

Soaring Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention:   Eli Baker

Email:         ebaker@eagleequityptnrs.com

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:   Joel Rubenstein

                   James Hu

Email:         joel.rubinstein@whitecase.com

                    james.hu@whitecase.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Merger Effective Time, to:

Ginkgo Bioworks, Inc.

27 Drydock Avenue, 8th Floor

Boston, MA 02210

Attention:   Chief Executive Officer

                   General Counsel

Email:         legal@ginkgobioworks.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention:   Paul F. Sheridan, Jr.

                   Kristen S. Grannis

Email:         paul.sheridan@lw.com

                    kristen.grannis@lw.com

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.3. Assignment. No Party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the Company and Acquiror, and any such assignment, delegation or transfer attempted in violation of this Section 12.3 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 12.4. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedy under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 8.7, and the Related Persons of each Party are intended third-party beneficiaries of, and may enforce, Section 12.6.

Section 12.5. Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and shall pay all fees and expenses incurred by such Party in connection with this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, including all fees and disbursements of its legal counsel, financial advisers and accountants.

Section 12.6. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of a jurisdiction other than the State of Delaware (except that the Companies Act shall also apply to the Domestication).

Section 12.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8. Company and Acquiror Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter is a part of this Agreement as if fully set forth herein. Any disclosure set forth in a section or subsection of a Disclosure Letter shall be deemed to be (as applicable) an exception to, or a disclosure for purposes of, the representations, warranties, covenants or agreements, as the case may be, contained in, or other provisions of, the correspondingly numbered (and, if applicable, lettered) Section or subsection of this Agreement and each other representation, warranty, covenant, agreement or other provision of this Agreement to which the relevance of such disclosure is reasonable apparent on the face of such disclosure. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with any representation, warranty, covenant, agreement contained in, or other provision of, this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.9. Entire Agreement. This Agreement (together with the Disclosure Letters), the Ancillary Agreements (as and when executed by the applicable parties thereto) and the Confidentiality Agreement constitute the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the Parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.10. Amendments. This Agreement may be amended or modified, in whole or in part, only by an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of the Parties hereto; provided that, after the Closing, any such amendment or modification shall also require the written consent of the holders of a majority of the Acquiror Delaware Class B Shares. Any purported amendment or modification of this Agreement effected in a manner that does not comply with the preceding sentence shall be void and of no effect.

Section 12.11. Waivers. Any Party may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of any other Party to be performed hereunder, (b) waive any inaccuracies in the representations and warranties of any other Party that are contained in this Agreement or (c) waive compliance by any other Party with any of the agreements or conditions contained in this Agreement, but, in the case of each of the foregoing clauses (a) through (c), such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized, executed and delivered by the Party granting such extension or waiver.

Section 12.12. Confidentiality; Publicity.

(a) Acquiror acknowledges and agrees that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the Confidentiality Agreement, the provisions of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Proprietary Information (as defined in the Confidentiality Agreement).

(b) Prior to the earlier of the Closing Date and the termination of this Agreement, none of Acquiror, any Acquiror Insider, the Company and any of their respective Affiliates or any Representative of any of the foregoing shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, unless the Company (in the case of such a public announcement or public communication desired to be made by Acquiror, any Acquiror Insider or any of their respective Affiliates or any Representative of any of the foregoing) or Acquiror (in the case of such a public announcement or public communication desired to be made by the Company or any of its Affiliates or any Representative of any of the foregoing), as applicable (which consent shall not be unreasonably withheld, conditioned or delayed) has first been provided with an opportunity to review and comment on the contents of such proposed public announcement or public communication, except if such public announcement or public communication is required by any Governmental Order or other applicable Law or the rules of any national securities exchange, in which case Acquiror or the Company, as applicable, shall use commercially reasonable efforts to provide the other such Party with such an opportunity to review and comment; provided, however, that nothing in this Section 12.2 shall (i) modify the obligations of Acquiror set forth in Section 9.2, (ii) restrict the ability of any Party (or any of its Affiliates) from making announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential or (iii) restrict any Party (or any of its Affiliates) from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

Section 12.13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and enforceable under applicable Law, but, if any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16. Non-Recourse. Subject in all respects to the following sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only to the extent of the specific obligations set forth herein with respect to any Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), no Related Person or former, current or future Representative of any Party shall have any Liability for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise). Notwithstanding the foregoing, nothing in this Section 12.6 shall limit, amend or waive any rights or obligations of any party to any Ancillary Agreement.

Section 12.17. Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any such representation, warranty, covenant, obligation, agreement or other provision, shall survive the Closing, and each of them shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18. Conflicts and Privilege.

(a) Each of the Parties, on its own behalf and on behalf of its Related Persons (including, after the Closing, the Surviving Corporation), hereby agree that, in the event that a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Securities of Acquiror or the Sponsor and/or or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Eagle Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Ginkgo Group, on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Eagle Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Eagle Group, on the one hand, and White & Case, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the Eagle Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Securities of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Ginkgo Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Eagle Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Ginkgo Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Ginkgo Group, on the one hand, and Latham, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the Ginkgo Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SOARING EAGLE ACQUISITION CORP.

By:	/S/ HARRY E. SLOAN
Name: Harry E. Sloan
Title: Chief Executive Officer

SEAC MERGER SUB INC.

By:	/S/ ELI BAKER
Name: Eli Baker
Title: President

GINKGO BIOWORKS, INC.

By:	/S/ JASON KELLY
Name: Jason Kelly
Title: Chief Executive Officer

[Signature Page of Agreement and Plan of Merger]

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF ACQUIROR UPON DOMESTICATION

[Attached.]

EXHIBIT A

EXHIBIT B

FORM OF BYLAWS OF ACQUIROR UPON DOMESTICATION

[Attached.]

EXHIBIT B

EXHIBIT C

FORM OF COMPANY STOCKHOLDER SUPPORT AGREEMENT

[Attached.]

EXHIBIT C

EXHIBIT D

SPONSOR SUPPORT AGREEMENT

[Attached.]

EXHIBIT D

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached.]

EXHIBIT E

EXHIBIT F

FORM OF CERTIFICATE OF MERGER

[Attached.]

EXHIBIT F

EXHIBIT G

FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING COMPANY

[Attached.]

EXHIBIT G

EXHIBIT H

FORM OF BYLAWS OF SURVIVING COMPANY

[Attached.]

EXHIBIT H